DRAFT: August 9, 2000

As filed with the Securities and Exchange Commission on ____, 2000 Registration No. 333-36662
                                  United States
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 AMENDMENT NO. 1
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                     COASTAL CARIBBEAN OILS & MINERALS, LTD.
             (Exact name of registrant as specified in its charter)
                                     BERMUDA
         (State or other jurisdiction of incorporation or organization)
                                      1330
            (Primary Standard Industrial Classification Code Number)
                                      NONE
                      (I.R.S. Employer Identification No.)
             Clarendon House, Church Street, Hamilton, Bermuda HM CX
                            Telephone (441) 295-1422
               (Address including zip code, and telephone number,
        including area code of registrant's principal executive offices)
                         -------------------------------
                             Timothy L. Largay, Esq.
                               MURTHA CULLINA LLP
                              CityPlace, 29th Floor
                                185 Asylum Street
                           Hartford, Connecticut 06103
                            Telephone (860) 240-6017
                       (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon after the effective date as practicable.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

      -------------------------- ---------------------- ------------------ ------------------------ -----------------
       Title of each class of        Amount to be       Proposed maximum      Proposed maximum         Amount of
          securities to be            registered         offering price      aggregate offering     registration fee
             registered                                     per share               price
      -------------------------- ---------------------- ------------------ ------------------------ -----------------
      -------------------------- ---------------------- ------------------ ------------------------ -----------------

      common stock,              10,000,000 shares (1)        $1.00              $10,000,000           $2,640.00
      $.12 per share                                           (1)

      -------------------------- ---------------------- ------------------ ------------------------ -----------------

(1) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee.


The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                   PROSPECTUS

                      ___________ Shares of Common Stock of
                     Coastal Caribbean Oils & Minerals, Ltd.


         This is an offering of [_________] shares of our common stock by subscription right to our existing shareholders. For every __ shares of common stock held as of September 5, 2000, each shareholder will be entitled to purchase __ shares at a price of $[____]. In addition, each shareholder who purchases his/her full allotment of shares will be entitled to purchase additional shares which are unsubscribed by other shareholders.

The Offering

                Your Price          Commission     Proceeds to Coastal Caribbean
Per Share       $________           $_______-                       $________
Total           $________           $_______-                       $________


         Our common stock is traded on the Boston Stock Exchange under the symbol CCO. On August 25, 2000, the last reported sale price of our common stock as reported on the Boston Stock Exchange was $.____ per share.

         The shares of common stock offered hereby involve a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning at page 5 for a discussion of certain factors that you should consider before you purchase any shares of our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is August , 2000.

                                TABLE OF CONTENTS
                                                                           PAGE
Prospectus Summary.............................................................2
Summary Financial Data.........................................................4
Risk Factors...................................................................5
Cautionary Statement About Forward-Looking Statements.........................11
Use of Proceeds...............................................................11
Capitalization................................................................12
Dilution......................................................................13
Management's Discussion and Analysis of Financial
Condition And Results of Operations...........................................13
Market Risk Disclosures.......................................................17
Our Business and Properties...................................................17
Legal Proceedings.............................................................23
Our Management................................................................27
Certain Business Relationships................................................30
Principal Shareholders........................................................31
Description of Our Common Stock...............................................32
Price Range of Our Common Stock...............................................37
Performance Graph.............................................................38
Terms of the Offering.........................................................39
United States Tax Consequences of the Offering................................41
Legal Matters.................................................................42
Experts.......................................................................42
Where You Can Find More Information...........................................43
Index to Consolidated Financial Statements...................................F-1

                                    * * * * *

         Coastal Caribbean is incorporated in Bermuda and our principal executive office is located at Clarendon House, Church Street, Hamilton, Bermuda HM CX. Our telephone number at that address is (441) 295-1422. Our internet web address is http://www.coastalcarib.com. The contents of our web site are not incorporated into this prospectus. In this prospectus, "Coastal Caribbean," "we," "us," and "our" refer to Coastal Caribbean Oils & Minerals, Ltd. and its majority owned subsidiary, Coastal Petroleum Company, unless the context otherwise dictates. References to "dollars" or "$" are to United States dollars.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone (including any broker or salesman) to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of August 15, 2000. You should not assume that this prospectus is accurate as of any other date.

                               PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. The summary may not contain all of the information that is important to you. This prospectus and the documents we incorporate by reference contain forward-looking statements which involve risks and uncertainties. You should carefully read the entire prospectus, including the risk factors which begin at page 5 and the financial statements, before deciding whether to invest in our common stock.


The Company                o     Coastal  Caribbean  Oils &  Minerals Ltd.,  a
                                 Bermuda  corporation,  was  founded in 1953.
                                 Our principal asset is our majority owned
                                 subsidiary,  Coastal Petroleum Company. Coastal
                                 Petroleum's    principal    assets    are   its
                                 nonproducing oil, gas and mineral leases and royalty interests in the State of Florida. To date, Coastal Petroleum has made no commercial discoveries on the lands covered by these leases.


Our Operating History      o     Although  we have been in business  for  many
                                 years,   we  are  still  a  development stage
                                 company because our exploration for oil, gas and minerals has not yielded any significant revenues or reserves. We have incurred a loss of $692,000 for the six months ended June 30, 2000, a loss of $1,105,000 for the year 1999, a loss of $1,155,000 for the year 1998 and a loss of $ 1,611,000 for the year 1997.
                                 We have an accumulated deficit of $28,053,000
                                 at June 30, 2000. You should also see Note 1 of our financial statements regarding the uncertainty as to our ability to continue as a going concern.


The Offering               o     [      ] shares of our common stock, par value
                                 $.12 per share.


Subscription Privilege     o     Each  shareholder  will be entitled to purchase
                                 [__] shares for every [__] shares of common stock held on the record date at a price of $[ ] per share.


Record Date                o     September 5, 2000.


Expiration Date            o     Rights not exercised prior to 4:30 PM, Eastern
                                 Daylight Time, on              , 2000 will be
                                 void and of no value.


Oversubscription Privilege o     Each shareholder who purchases the entire
                                 guaranteed allotment of shares will be
                                 permitted to subscribe pro rata for additional shares not purchased by other shareholders prior to the expiration date.


How to Exercise            o     If you wish to purchase shares, you should
                                 complete the subscription card and deliver it, accompanied by full payment of the subscription price, prior to the expiration date to our subscription agent.


Our Subscription Agent     o     American Stock Transfer & Trust Co., 40 Wall
                                 Street, 46th Floor, New York, NY 10005,
                                 Telephone:(800) 937-5449.


Common Stock Outstanding   o     We had 40,056,358 shares of common stock
                                 outstanding at June 30, 2000. If all shares offered are sold, there will be [___] shares outstanding.


Dividends                  o     We have never paid a dividend and will not be
                                 permitted  to  do  so  until  our   accumulated
                                 deficit  ($28,053,000  at  June  30,  2000)  is
                                 eliminated.


Use of Proceeds            o     The proceeds of the offering will be used for
                                 general corporate purposes, including working capital, exploration and development and to continue the litigation against the State of Florida.


Litigation                 o     Coastal Petroleum is currently involved in
                                 litigation with the State of Florida with regard to whether the State's denial of Coastal
                                 Petroleum's application for an oil and gas exploration drilling permit constitutes a taking of Coastal Petroleum's property for which the State must compensate Coastal
                                 Petroleum. We are also involved in litigation with the State of Florida seeking compensation for confiscation of certain royalty interest acreage off the Florida coast. See "Legal
                                 Proceedings" at page 23.

                             SUMMARY FINANCIAL DATA

The following summary financial data for the three years in the period ended December 31, 1999 are derived from the audited consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included in this prospectus. The summary financial data for the years ended December 31, 1996 and 1995 have been derived from the consolidated financial statements which are not included in this prospectus. The information for the six month periods ended June 30, 2000 and 1999 is unaudited but includes all adjustments which Coastal Caribbean considers necessary for a fair presentation of the results of operations for those periods.

                               Six months ended                                 Year ended December 31,
                                  June 30,
                              2000          1999         1999           1998            1997            1996            1995
                               ($)            ($)          ($)            ($)             ($)            ($)              ($)

Net loss                      (692,000)    (578,000)    (1,105,000)    (1,155,000)     (1,611,000)     (1,148,000)       (880,000)
                              ===========  ===========    ============   ===========    ============    ============    ============
Net loss per share
(Basic and Diluted)               (.02)        (.01)          (.03)          (.03)           (.04)           (.03)           (.03)
                              ===========  ===========    ============   ===========    ============    ============    ============

Common stock shares
  outstanding               40,056,000   40,056,000     40,056,000     40,056,000      40,056,000      37,487,000      33,364,000
                            ===========  ===========    ============   ===========    ============    ============    ============
Cash and marketable
  securities                   496,000    1,356,000      1,042,000      2,181,000       3,749,000       5,789,000         308,000
                             ===========  ===========    ============   ===========    ============    ============    ============

Cost associated with leasehold
  Interests in oil, gas and
  mineral properties
 (unproved)                  4,756,000    4,703,000      4,760,000      4,736,000       4,395,000       3,944,000       3,689,000
                            ===========  ===========    ============   ===========    ============    ============    ============

Total assets                 5,587,000    6,720,000      6,207,000      7,311,000       8,462,000      10,021,000       4,128,000
                            ===========  ===========    ============   ===========    ============    ============    ============

Shareholders' equity:
  Common stock               4,807,000    4,807,000      4,807,000      4,807,000       4,807,000       4,805,000       4,004,000

  Capital in excess of par
    value                   28,768,000   28,693,000     28,693,000     28,693,000      28,693,000      28,443,000      22,395,000
  Deficit accumulated during
    development stage      (28,053,000) (26,834,000)   (27,362,000)   (26,256,000)    (25,102,000)    (23,490,000)    (22,342,000)
                            ----------   -----------    -----------   ------------    ------------    ------------    ------------
Total shareholders' equity   5,522,000    6,666,000      6,138,000      7,244,000       8,398,000       9,758,000       4,057,000
                            ===========  ===========    ============   ===========    ============    ============    ============


The report of the independent auditors with respect to Coastal Caribbean's consolidated financial statements as of December 31, 1999 and for each of the three years in the period ended December 31, 1999 contains an explanatory paragraph describing conditions that raise substantial doubt about Coastal Caribbean's ability to continue as a going concern as described in Note 1 to the consolidated financial statements.

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors and other information in this prospectus and the documents we incorporate by reference in evaluating our company before you purchase any shares of our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In this case, the trading price of the common stock could decline and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

         We have a history of losses and anticipate further losses, which could cause us to discontinue our business.

     Our business has never had substantial revenues and has operated at a loss in each year since our inception in 1953. We recorded a loss of $692,000 for the six months ended June 30, 2000, a loss of $1,105,000 in the year 1999, a loss of $1,155,000 in the year 1998 and a loss of $ 1,611,000 for the year 1997. If we continue to sustain losses and are unable to achieve profitability, we may not be able to continue our business and may have to curtail, suspend or cease operations. You should also see Note 1 to our financial statements regarding the uncertainty as to our ability to continue as a going concern.

     During the past three years, we have spent approximately $ 2 million on expenses incurred in the lawsuits against the State of Florida relating to drilling permits and royalty interests. If we continue to incur significant expenses and are unable to raise additional funds to meet these expenses, we may have to cease or suspend our lawsuits and/or cease operations entirely.

         In the unlikely event that we were to receive drilling permits related to the St. George Island prospect or other exploratory wells, we would be required to incur a significant amount of operating expenditures to commence drilling operations and would need to generate significant revenues to achieve profitability. We cannot assure you that we will be able to achieve or sustain revenues, profitability or positive cash flow or that profitability, if achieved, will be sustained.


         Without additional financing, we only have enough liquid assets on hand to continue to operate the Company for the remainder of the year 2000.

         We believe that our assets on hand will be sufficient to permit us to continue to operate through the end of the year 2000 and to pay the expenses related to this offering which will cost approximately $300,000. After that time, we may have to suspend or cease operations unless and until we can secure additional financing. Effective July 1, 2000, certain of our officers and legal counsel have agreed to defer the payment of 50% of their salaries and fees until our financial position improves. We may seek to raise additional funds through the issuance of debt or equity securities to investors other than our shareholders. We currently do not have any commitments for additional financing. We cannot be certain that additional financing will be available in the future on acceptable terms or at all.

         If ultimately the Florida courts rule that the state may deny us a permit and not compensate us for the taking of our property, we may be unable to continue our business.

         In the event that the Florida courts determine that the State of Florida is entitled to deny us a permit without compensation, it is likely that we would be unable to continue our business and that shareholders would suffer a complete loss of their investment.

         We may be unable to raise the additional financing needed to cover the substantial litigation costs of proving our properties have been taken and their value.

         Coastal Petroleum intends to file a claim with the Florida Circuit Court that its properties have been taken by the State of Florida, and that Coastal Petroleum is owed compensation by the State of Florida. We will need to secure additional financing to cover the costs of this litigation, which we estimate would require us to spend approximately $1,500,000 per year. If we are unable to secure the additional financing adequate to fund the costs of such litigation for a lengthy period of time, we would be unable to undertake the litigation and might have to cease the lawsuits against the State of Florida without any meaningful recovery.

         If the amount of money we seek to recover from the State of Florida is inadequate to cover our costs, we may suffer additional losses.

         Coastal Petroleum's lawsuits against the State of Florida involve highly specialized technical engineering and legal judgments. Any recovery that Coastal Petroleum may receive as a result of a court judgment against the State of Florida may be insufficient to cover the costs of prosecuting the claims at trial. If this occurs, we may be forced to cease operations and the value of your investment in our common stock could decline significantly, including a total loss of your investment.

RISKS RELATED TO OUR INDUSTRY

         The State of Florida has stated that its policy is not to permit oil and gas drilling offshore Florida and the State has denied Coastal Petroleum a permit with respect to its St. George's Island prospect. Consequently, we do not believe that the State of Florida will grant drilling permits to Coastal Petroleum with respect to its leases. In the unlikely event that the State ever does grant Coastal Petroleum a drilling permit, Coastal petroleum would have to contend with other risks.

After obtaining a state drilling permit, Coastal Petroleum would have to do the following:

        o     obtain a federal drilling permit;

        o     finance   drilling  of  the  well   (including  the  cost  of  the
              recommended   surety),   which  is  currently  estimated  to  cost
              approximately $5.5 million; and

        o begin drilling the well within one year of the date the state permit is issued.

     We cannot assure you that we would be able to successfully obtain the necessary federal permits and licenses or that we would be able to finance and commence drilling operations in a timely manner.

     If we fail to discover and develop sufficient oil and gas reserves, we would be unable to generate sufficient revenues to cover our costs and might have to curtail, suspend or cease our business operations.

         Drilling activities involve numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of adverse conditions beyond our control. Poor results from our exploration and drilling activities could prevent us from developing sufficient oil and gas reserves at a commercially acceptable cost.

         Compliance with environmental and other governmental regulations could be costly.

     Our operations and right to obtain interests in and hold properties or to conduct our business might be affected to an unpredictable extent by limitations imposed by the laws and regulations which are now in effect or which might be adopted by the jurisdictions in which we carry on our business. We cannot predict the nature of any further legislation or regulation that might ultimately be adopted or its effects upon our operations.

         Further measures that have been or might be imposed include increased bond requirements, conservation, proration, curtailment, cessation or other forms of limiting or controlling production of hydrocarbons or minerals, as well as price controls or rationing or other similar restrictions. In particular, environmental control and energy conservation laws and regulations adopted by federal, state and local authorities may have to be complied with by leaseholders such as Coastal Petroleum.

         We face strong competition from larger oil and gas companies that may impair our ability to carry on operations.

         If we receive the necessary state and federal permits to conduct operations, we would operate in the highly competitive areas of oil and gas exploration,development and production. We might not be able to compete with, or enter into cooperative relationships with, our potential competitors, which include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local gas gatherers. If we were unable to establish and maintain competitiveness, our business would be threatened.

         Many of our competitors possess greater financial, technical and other resources than we do. Factors which affect our ability to successfully compete in the marketplace include:

        o     the financial resources of our competitors;

        o     the availability of alternate fuel sources; and

        o the costs related to the extraction and transportation of oil and gas.

RISKS RELATED TO THE OFFERING

         The price of our common stock is volatile, which could hinder your ability to sell your stock and avoid a loss on your investment.

         Our common stock has been quoted and traded in the over-the-counter market on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. under the symbol COCBF.OB and on the Boston Stock Exchange under the symbol CCO. The market price of our common stock has fluctuated in the past and may continue to be volatile in the future. As a result of this volatility, you may find it more difficult to sell our stock in a declining market and avoid a loss on your investment. This volatility is a result of a variety of factors, including our current and anticipated results of operations; and the anticipated outcome of our litigation with the State of Florida.

         Our Bye-laws contain provisions that may limit a shareholder's efforts to influence our policies and prevent or delay a change in control of our Company.

         Bye-Law 1 provides that any matter to be voted on at any meeting of shareholders must be approved not only by a simple majority of the shares voted at such meeting, but also by a majority of the shareholders present in person or by proxy and entitled to vote at the meeting. This provision may have the effect of making it more difficult to take corporate action than customary "one share one vote" provisions, because it may not be possible to obtain the necessary majority of both votes. As a consequence, Bye-Law 1 may make it more difficult that a takeover of the company will be consummated, which could prevent the company's shareholders from receiving a premium for their shares. In addition, an owner of a substantial number of shares of our common stock may be unable to influence our policies and operations through the shareholder voting process (e.g., to elect directors).

         Our Bye-Laws also require the approval of 75% of the voting shareholders and of the voting shares for the consummation of any business combination (such as a merger, amalgamation or acquisition proposal) involving our company. This higher vote requirement may deter business combination proposals which shareholders may consider favorable.


         You may face obstacles to bringing suit in Bermuda against our officers and directors.

         We are a Bermuda company and certain of our directors and officers are residents of Bermuda and are not citizens of the United States. As a result, it may be difficult for investors to effect service of process on us or on these directors and officers within the United States or to enforce against these directors and officers judgments of U. S. courts predicated on the civil liabilities under the federal securities laws. If investors are unable to bring such suits, they may be unable to recover a loss on their investment resulting from any violations of the federal securities laws.

         There is no precedent for, and therefore no assurance that, the courts in Bermuda would enforce civil liabilities, whether in original actions in Bermuda or in the form of final judgments of U. S. courts, arising under the federal securities laws against us or the persons signing this registration statement. In addition, there is no treaty in effect between the United States and Bermuda providing for the enforcement of civil liabilities and there are grounds upon which Bermuda Courts may not enforce judgments of U. S. courts. In addition, some remedies available under the laws of U. S. jurisdictions, including some remedies available under the United States federal securities laws, may not be allowed in Bermuda courts as contrary to that nation's public policy.

         Our dividend policy could depress our stock price.

         We have never declared or paid dividends on our common stock and do not anticipate declaring or paying any dividends in the foreseeable future. We plan to retain any future earnings to reduce our accumulated deficit of $28,053,000 at June 30, 2000 and to finance our operations. As a result, our dividend policy could depress the market price for our common stock.

         There may be U.S. withholding taxes on any dividends received from Coastal Petroleum.

         We are a Bermuda corporation. Bermuda currently imposes no taxes on corporate income or capital gains realized outside of Bermuda. However, any dividends we receive from Coastal Petroleum are subject to a 30% United States withholding tax. As a result, our investors may realize a smaller rate of return on their investment in our common stock.

         Purchasers in this offering will experience immediate dilution and may experience further dilution from the future exercise of stock options or from future stock offerings.

         We expect that the offering price of our common stock in this offering will be substantially higher than the net tangible book value per share of our outstanding common stock. Accordingly, if the offering is successful, purchasers of common stock in the offering will experience immediate and substantial dilution of approximately $_____ in net tangible book value per share, or approximately ____% of the assumed public offering price of $____ per share. Investors will incur additional dilution upon the exercise of outstanding stock options and warrants. See "Dilution" at page 13 for further discussion of the dilution that new investors will incur.

         Finally, if we raise additional funds by issuing equity or convertible debt securities, your percentage ownership may be further diluted. Any securities issued could have rights, preferences and privileges senior to our common stock.

              CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

         In this prospectus and the documents that we incorporate by reference, we make statements that relate to our future plans, objectives, expectations and intentions that involve risks and uncertainties. We have based these statements on our current expectations and projections about future events. These statements may be identified by the use of words such as "expect," "anticipate," "intend," "plan," "believe" and "estimate" and similar expressions. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by that Act.

         Forward-looking statements necessarily involve risks and uncertainties. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the "Risk Factors" section at page 5 and elsewhere in this prospectus. The factors set forth in the Risk Factors section and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

         All subsequent written and oral forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         The proceeds will be used for general corporate purposes, including working capital and continuation of the Florida litigation. See "Legal Proceedings" and "Business and Properties." Assuming all of the shares offered by this prospectus are sold at a price of $ per share, we will realize net proceeds (after estimated expenses of the offering of $300,000 or approximately $ . The net proceeds of the offering would be added to our general funds and would not be expressly designated for any particular purpose. However, we currently expect that the net proceeds would be used for the following purposes:

         Litigation (including legal fees and experts' costs)        $__________

         Administrative, accounting, legal and other expenses        $__________

         Litigation expenses may vary depending on the progress of the cases in which we are involved. If the net proceeds are substantially less than the estimated amounts, and if we and Coastal Petroleum are unable to obtain additional funds, Coastal Petroleum may be unable to pursue the Florida litigation. If the gross proceeds of the offering do not exceed the costs of this offering the excess costs over gross proceeds would be paid by us from our current assets.

         Coastal Caribbean has been making loans to Coastal Petroleum, its majority owned subsidiary, in order for Coastal Petroleum to continue the Florida Litigation and pay its operating expenses. At June 30, 2000, the amount of these loans totaled $18,577,207 and the accumulated interest on the loans totaled $3,595,173 for a total indebtedness of $ 22,172,380.
 .

                                 CAPITALIZATION

         The following table shows our cash and cash equivalents, investments and total capitalization:

        o     on an actual basis as of June 30, 2000; and

        o as adjusted to reflect the sale of [ ] shares of common stock offered by this prospectus at an assumed public offering price of $[ ] per share, after deducting the estimated offering expenses payable by us.

         You should read this information together with our financial statements and the notes relating to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" appearing elsewhere in this prospectus.

                                                                                  As of June 30, 2000


                                                                              Actual               As adjusted

Cash and cash equivalents                                                    $496,364                   $________
Marketable Securities                                                            -                          -
Short-Term Debt                                                                  -                          -
Long-Term Debt                                                                   -                          -
Minority Interests                                                               -                          -
Shareholders Equity:
 Common stock, par value $.12 per   share:
   250,000,000 share authorized
   40,056,358 shares outstanding
 Common stock                                                               $4,806,763
 Capital in excess of par value                                             28,768,033
Deficit accumulated during development stage                               (28,053,041)               $(_________)
                                                                           ------------              -------------
Total Shareholders Equity                                                   $ 5,521,755               $(_________)
                                                                           ============              ==============


The number of shares as adjusted for this offering excludes

        o 925,000 shares which may be issued upon the exercise of outstanding options held by our directors and officers as of June 30, 2000; and

        o 7,800,000 shares which may be issued in the event that Lykes Minerals Corp. exercises its rights to exchange Coastal Petroleum shares for shares of our common stock.

                                    DILUTION

         You will experience immediate and substantial dilution in net tangible book value of your common stock as a result of this offering. The following table illustrates the per share dilution to purchasers of shares giving effect to the sale of all of the shares in the offering at a price of $____ per share:

Offering price attributable to each share of common stock                 ______
Net tangible book value before the offering(1)                            ______
Increase attributable to payments for shares of common stock              ______
Pro forma net tangible book value per share after the offering            ______
Dilution to purchasers of the shares (2)(3)                               ______


(1) We calculate net tangible book value per share by dividing the number of shares of common stock outstanding into the tangible net worth of Coastal Caribbean (tangible assets less liabilities and minority interest) outstanding at June 30, 2000.

(2) We calculate dilution to new investors by subtracting net tangible book value per share of common stock after the offering from the per share price attributable to a share of common stock purchased.

(3) This estimate of dilution does not reflect the results of operations since June 30, 2000 nor does it give any effect to the outstanding options to purchase shares of our common stock. There are 7,800,000 shares of common stock reserved
which may be issued in  exchange  for 78 Coastal  Petroleum  shares.   If these
shares had been converted at June 30, 2000, the dilution to purchasers would be $___ per share. There are also 980,000 shares reserved for stock options granted to ourofficers, directors and consultants. Of these options, 925,000 were exercisable at June 30, 2000. If the options to acquire the 925,000 shares had been exercised at June 30, 2000, then the dilution to purchasers would be $.___ per share.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

Overview

         The following is a discussion of certain factors affecting our results for the six months ended June 30, 2000 and 1999 and for the three fiscal years ending December 31, 1999 and our liquidity and capital resources. This discussion should be read along with our consolidated financial statements and their notes, which can be found at page F-1 of this prospectus.

Liquidity and Capital Resources

         Short Term Liquidity

         At June 30, 2000, Coastal Caribbean had approximately $496,000 of cash and securities and this amount should be sufficient to fund the Company's operations in the year 2000. Effective July 1, 2000, certain of the Company's officers and legal counsel agreed to defer 50 % of their salaries and fees until the Company's financial position improves. These funds are expected to be used for general corporate purposes, including any required exploration and development and to continue the litigation against the State of Florida.

         The Company's principal assets are oil, gas, and mineral leases, the costs of which total $4.8 million at June 30, 2000. As more fully described in Notes 1 and 5 to the consolidated financial statements, the Company has a limited amount of working capital, has incurred recurring losses and has an accumulated deficit. The Company has been and continues to be involved in several legal proceedings against the State of Florida which has limited the Company's ability to commence development activities on its unproved oil and gas properties or obtain compensation for certain property rights it believes have been taken. These situations raise substantial doubt about the Company's ability to continue as a going concern. The Company's consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.

         Long Term Liquidity

         The Company is currently spending approximately $400,000 annually on the Florida Litigation and expects that the filing of a claim for compensation with the Florida Circuit Court will necessitate spending approximately $1,500,000 annually. In order to continue the litigation and operate the Company beyond the year 2000, the Company believes it will be necessary for the Company to obtain additional capital either from Coastal Caribbean's or Coastal Petroleum's shareholders.

         Since the Company's inception, it has been financing its operations primarily from the sale of its common stock and sales of shares of Coastal Petroleum. Although the Company has successfully financed its operations through such offerings in the past, there is no assurance that the proposed offering will be successful.

         The Company's oil and gas properties are currently unproved and undeveloped. The Company had applied for a drilling permit from the State of Florida to drill an exploratory well (the St. George Island prospect) in the waters near Apalachicola, Florida. The State of Florida resisted the issuance of a drilling permit. On October 6, 1999, Florida's First District Court of Appeal ruled that Florida's Department of Environmental Protection has the authority to deny Coastal Petroleum's drilling permit for its St. George Island prospect, provided that Coastal receives just compensation for what has been taken. The State of Florida and certain Florida environmental groups filed on November 1, 1999 a joint motion for clarification, rehearing, or certification with respect to that decision, asking the Court of Appeal, among other things, to clarify that the question or whether there has been a taking of Coastal Petroleum's leases should be determined in the Circuit Court. On June 26, 2000, the Court of Appeal denied all of the State's motions and stated that the issue of whether the denial of a permit constituted a "taking" was not before the Court. The Court declined to rule on the merits of the taking issue and stated that the issue was a matter for the Circuit Court. Coastal Petroleum intends to commence an inverse condemnation action in the Circuit Court to be compensated for the value of its properties. The cost of the litigation would be substantial and would require the Company to obtain additional capital. See "Legal Proceedings" at page 23.

         In 1997, the Coastal Petroleum filed 12 additional applications for drilling permits. The Company had objected to certain requests for additional data by the State of Florida DEP. On March 26,1999, an administrative law judge upheld the DEP's requirements. The decision of the administrative law judge was affirmed by the First District Court of Appeal on February 29, 2000.

         In order to fully permit the Apalachicola Reef Play which includes the St. George Island prospect on October 29, 1998, Coastal Petroleum filed four additional permit applications (1310-1313). The DEP also requested additional data for these permits. Although these permits are still pending, Coastal Petroleum does not believe the DEP will ever grant these permits.

         In the unlikely event that any of the drilling permits are granted, the Company would not have the assets sufficient to fund all the expenditures which would be necessary to drill the St. George Island prospect ($5.5 million) or any other exploration wells. If oil and/or gas is discovered in commercial quantities, a production program would require additional permitting and construction of production, storage and delivery systems. The Company would be required to seek additional financing or partners to fund these expenditures.

Results of Operations

         The Company, a development stage enterprise, has never had substantial revenues and has operated at a loss each year since its inception in 1953. The Company has been involved in litigation since 1968 and its total Florida litigation-related expenses have aggregated approximately $2 million during the three years ended December 31, 1999.

Six month period ended June 30, 2000 vs. June 30, 1999

         The Company incurred a loss of $692,000 for 2000, compared to a loss of $577,000 for 1999.

         Interest income and other income decreased 58% from $46,000 in 1999 to $19,000 in 2000 because less funds were available for investment during the 2000 period.

         Legal fees and costs increased 25% to $254,000 in 2000, compared to $204,000 in the prior period because the Company recorded a charge to legal expense in the amount of $75,000 in connection with the issuance of a stock option grant. During the 2000 period, the level of legal activity decreased. The Company had been waiting for a decision of the Florida Court of Appeal regarding the State of Florida's motion for a rehearing which was not rendered until June 26, 2000.

         Administrative expenses increased 14% during 2000 to $286,000 compared to $250,000 in 1999. During December 1999, the Company increased its Directors and Officers liability insurance coverage from $6.2 million to $12.2 million which increased insurance costs.

         Salaries decreased 7% during 2000 to $76,000 compared to $82,000 in 1999. An employee who has not been replaced left the Company during the 1999 period.

         Shareholder   communications  increased  17%  during  2000  to  $89,000
compared to $76,000 in 1999 because of increased mailing and printing costs.

         Exploration costs decreased from $12,000 in 1999 to $6,000 in 2000. These miscellaneous exploration expenses do not include exploration expenditures totaling $3,600 that were capitalized in 2000 ($33,000 in 1999).

1999 vs. 1998

         The Company recorded a loss of $1,105,000 for 1999, compared to a loss of $1,155,000 in 1998.

         Interest income and other income decreased 67% to $55,000 in 1999 from $167,000 in 1998 because less funds were available for investment during 1999.

         Legal fees and costs decreased 19% in 1999 to $405,000 compared to $502,000 in the prior year. In 1998, the Company had been involved in various appeals and hearings in connection with the opposition by the State of Florida and others to the issuance of a drilling permit and the taking claim regarding its royalty interest acreage. During 1999, the level of legal activity decreased.

         Administrative expenses decreased 4% in 1999 to $474,000 compared to $495,000 in 1998.

         Salaries decreased 2% to $158,000 during 1999 compared to $161,000 during 1998.

         Shareholder communications costs decreased 23% from $133,000 in 1998 to $103,000 in 1999. The decrease in costs during 1999 resulted from a reduction in mailing costs to the Company's shareholders.

         Exploration costs decreased from $31,000 in 1998 to $21,000 in 1999 in connection with the Company's program to identify potential drilling prospects. These miscellaneous exploration expenses do not include the exploration expenditures totaling $24,000 that were capitalized in 1999 ($340,000 in 1998).

1998 vs. 1997

         The Company recorded a loss of $1,155,000 for 1998, compared to a loss of $1,611,000 in 1997.

         Interest income and other income decreased 40% to $167,000 in 1998 from $279,000 in 1997 because less funds were available for investment during 1998 and interest rates were lower.

         Legal fees and costs decreased 52% in 1998 to $502,000 compared to $1,047,000 in the prior year. In 1997, the Company had been involved in various appeals and hearings in connection with the opposition by the state and others to the issuance of a drilling permit and the taking claim regarding its royalty interest acreage. During 1998, the level of legal activity decreased.

         Administrative expenses increased 11% in 1998 to $495,000 compared to $448,000 in 1997. The primary reason for the increase was an increase in the cost of directors' and officers' liability insurance in 1998.

         Shareholder communications costs decreased 29% from $188,000 in 1997 to $133,000 in 1998. In 1997, the cost of printing and mailing was higher because of the size of the documents and the number of mailings compared to 1998.

         Exploration costs decreased from $53,000 in 1997 to $31,000 in 1998 in connection with the Company's program to identify potential drilling prospects. These miscellaneous exploration expenses do not include the exploration expenditures totaling $340,000 that were capitalized in 1998 ($452,000 in 1997).

Market Risk Disclosures

         The Company does not have any significant exposure to market risk as the only market risk sensitive instruments are its investments in marketable securities. At June 30, 2000, the carrying value of such investments (including those classified as cash and cash equivalents) was approximately $395,000, the fair value was $396,000 and the face value was $400,000.


                           OUR BUSINESS AND PROPERTIES
General

         Coastal Caribbean is a company organized under the laws of Bermuda, with its principal executive offices at Clarendon House, Church Street, Hamilton, Bermuda (telephone number: 809-295-1422). Shares of our common stock are listed on the Boston Stock Exchange and also are traded over-the-counter on the" Electronic Bulletin Board "marketplace of the National Association of Securities Dealers, Inc. We rely heavily on consultants for legal, accounting and administrative services. Our principal asset is our 59.25% owned subsidiary, Coastal Petroleum, a Florida corporation.

Operations

         Coastal Petroleum is the lessee under leases with the State of Florida relating to the exploration for and production of oil, gas and minerals on approximately 3,700,000 acres of submerged lands along the Gulf Coast and under certain inland lakes and rivers. The leases provide for a working interest in approximately 1,250,000 acres and a royalty interest in approximately 2,450,000 acres covered by the leases. Coastal Petroleum has made no commercial discoveries on its leaseholds.

         Coastal Petroleum is currently involved in litigation with the State of Florida with regard to whether the State's denial of Coastal Petroleum's application for an oil and gas exploration drilling permit constitutes a taking of Coastal Petroleum's property for which the State must compensate Coastal Petroleum. In addition, Coastal Caribbean is a party to one additional action in which Coastal Caribbean claims that certain of its royalty interests have been confiscated by the State. During 1999, the Company actively pursued the Florida Litigation. See "Legal Proceedings".

         In 1990, the State of Florida enacted legislation that prohibits drilling or exploration for oil or gas on Florida's offshore acreage. The law does not apply to areas where Coastal Petroleum is entitled to conduct exploration. However, in those areas where Coastal Petroleum has only a royalty interest, the law effectively prohibits production of oil and gas, rendering it impossible for Coastal Petroleum to collect royalties from those areas. Coastal Petroleum's lawsuit on the issue is part of the Florida Litigation.

Business

     Coastal Caribbean was organized in Bermuda on February 14, 1962. We are the successor to Coastal Caribbean Oils, Inc., a Panamanian corporation organized on January 31, 1953 to be the holding company for Coastal Petroleum.

         We own 59.25% of Coastal Petroleum. We are considered to be a development stage company since our exploration for oil, gas and minerals has not yielded any significant revenues. Coastal Petroleum's principal assets are its nonproducing oil, gas and mineral leases and royalty interests. Coastal Petroleum believes that its leases have been confiscated by the State of Florida. Coastal Petroleum also believes the leases or the potential recovery from the State of Florida are properly considered to be assets.

Properties

         Coastal Petroleum holds certain working interests in nonproducing oil, gas and mineral leases covering approximately 1,250,000 acres, and a royalty interest in approximately 2,450,000 acres, in and offshore the State of Florida. No commercial oil or gas discoveries have been made on the properties covered by these leases and Coastal Petroleum has no proved reserves of oil or gas and has had no significant production.

         Coastal Petroleum caused oil and gas exploration to take place on its leases prior to the beginning of litigation in 1968 but has conducted only limited exploration since that time. Exploration expenditures during the six months ended June 30, 2000 were $3,600 and for the years 1999, 1998 and 1997 were $45,000, $371,000 and $504,000, respectively.

         In 1941, Arnold Oil Explorations, Inc., renamed Coastal Petroleum Company in 1947, entered into a contract with the Trustees of the Internal Improvement Trust Fund of the State of Florida, in whom title to publicly owned lands in the State of Florida, including bottoms of salt and fresh waters, is irrevocably vested, for the exploration of oil, gas and minerals on such lands. The Trustees and Coastal Petroleum entered into three leases in late 1944 and early 1946. The acreage covered by these leases is located for the most part along offshore areas on the Gulf Coast of Florida and in submerged lands under certain bays, inlets, riverbeds and lakes, of which Lake Okeechobee is the largest.

         In 1968, Coastal Petroleum sued the Secretary of the Army of the United States in a dispute regarding certain mineral rights. In 1969, as part of that litigation, the Trustees claimed that the leases were invalid and had been forfeited. Coastal Petroleum and the Trustees settled their disagreement on January 6, 1976.

         Under the terms of the 1976 settlement agreement, the two leases (224-A and 224-B) bordering the Gulf Coast were divided into three areas, each running the entire length of the coastline from Apalachicola Bay to the Naples area:

>> The inner area, including rivers, bays, and harbors, extends seaward from the Florida shoreline a distance of 4.36 statute miles (5,280 feet per statute mile) into the Gulf, covers approximately 2.25 million acres, and is subject to a royalty interest payable to Coastal Petroleum. This interest is a 6.25% royalty on the wellhead value of all oil and gas, 25 cents per long ton on sulphur, receivable in cash or in kind at Coastal Petroleum's option, and a 5% royalty on production or the market value of other minerals.

>> The middle area, three statute miles wide and covering more than 800,000 acres, was released by Coastal Petroleum to the Trustees, and Coastal Caribbean has no further interest in the area.

>> Coastal Petroleum presently owns a 100% working interest in the outside area, which extends seaward an additional three statute miles and borders federal offshore acreage. This area, exceeding 800,000 acres, remains subject to royalties payable to the State of Florida of 12.50% on oil and gas, $.50 per long ton of sulphur and 10% on other minerals. The Florida legislature has enacted statutes designed to protect the Big Bend Seagrass Aquatic Preserve, an area covering approximately one quarter of Coastal Petroleum's working interest area. However, the legislation and legislative history recognize and preserve Coastal Petroleum's prior rights as granted by the leases.

         Coastal Petroleum retains a 100% working interest in 450,000 acre Lake Okeechobee which is a part of Lease 248 and which is also subject to royalties payable to the State of Florida of 12.50% on oil and gas, $.50 per long ton of sulphur and 10% on other minerals. Under the settlement with the State of Florida in 1976, Coastal Petroleum agreed not to conduct exploration, drilling or mining operations on Lake Okeechobee without the prior approval of the State. As to the balance of this lease, covering approximately 200,000 acres, Coastal Petroleum retains royalty interests of 6.25% on oil, gas and sulphur and 5% on other minerals.

         Under the 1976 settlement agreement with the Trustees, the three leases have a term of 40 years beginning from January 6, 1976 and require the payment of an annual rental of $59,247; if oil, gas or minerals are being produced in economically sustainable quantities at January 6, 2016, these operations will be allowed to continue until they become uneconomic. Further, the settlement agreement provides that the drilling requirements shall be governed by Chapter 20680, Laws of Florida, Acts of 1941, and that all other drilling requirements are waived. Under the 1941 Act, a lessee is required to drill at least one test well on lands leased in each five year period under the term of the lease. Coastal Petroleum believes it is current in fulfilling its drilling requirements. Drilling requirements of Lease 224-A have been satisfied through the five year obligation period ended August 2, 2004. The State of Florida has refused Coastal Petroleum the right to drill on Lease 248 since August 10, 1986. Drilling requirements of Lease 224-B have been satisfied through the five year obligation period ended October 31, 2000. On July 21, 2000, Coastal Petroleum filed applications for permits to drill a series of shallow test wells on Lease 224-B.


         The following charts reflect the acreage and annual rental obligations resulting from the 1976 settlement agreement with the Trustees and the approximate acreage under lease at June 30, 2000:

                                                       Working                  Royalty                 Annual
                                                      Interest                 Interest                 Rental
224-A and 224-B                                        800,000                2,250,000                $39,261
248                                                    450,000                  200,000                 19,986
                                                     ---------               ----------               --------
                                                     1,250,000                2,450,000                $59,247
                                                     ---------               ----------               --------

                                                 Acreage under lease at June 30, 2000
                                            Gross Acres (*)                             Net Acres (**)
                               Undeveloped             Developed           Undeveloped             Developed

Working Interest               1,250,000               -0-                 1,250,000               -0-
Royalty interest               2,450,000               -0-                   153,125               -0-
                              ---------               ----------           --------
  Total                        3,700,000               -0-                 1,403,125               -0-
                              ---------               ----------           --------

* A gross acre is an acre in which a working interest is owned.
** A net acre is when the sum of fractional ownership working interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions.

Employees
         We currently have only two employees. We rely heavily on consultants for legal, accounting, geological and administrative services. We use consultants because it is more cost effective than employing a larger full time staff.

The following graphic presentation has been omitted, but the following is a description of the omitted material:



       Map showing Coastal Petroleum's Lease Areas in the State of Florida

Disclosure Concerning Oil and Gas

Undeveloped Acreage

         The Company's undeveloped acreage as of June 30, 2000 was as follows:

                                          Gross Acres                Net Acres

         Working Interest                   1,250,000                 1,250,000
         Royalty Interest                   2,450,000                   153,125
                                            ---------                 ---------
         Total                              3,700,000                 1,403,125
                                            =========                 =========
Drilling Activity

         No drilling has taken place since June 1987 when one shallow mineral test well was drilled on Lease 224-A and one test well was drilled on Lease 224-B. On July 21, 2000, Coastal Petroleum filed applications for permits to drill a series of shallow test wells on Lease 224-B.


Royalties and Other Interests

         In addition to royalties payable to the State of Florida as set forth above, Coastal Petroleum's leases are subject to several royalties and other interests. The leases are presently subject to overriding royalties aggregating 1/16 as to oil, gas and sulphur and 13/600ths as to minerals other than oil, gas and sulphur.

         We also have granted to certain officers, directors, counsel and consultants of Coastal Petroleum and Coastal Caribbean the right to receive a total of 8.65% of the net recoveries from the Florida Litigation. See "Legal Proceedings" at page 23 and "Certain Business Relationships" at page 29.

Mineral Rights

         Coastal Petroleum's Leases 224-A, 224-B and 248 were determined by a Florida State court in 1960 to cover not only oil, gas and sulphur, but all other minerals. Subsequent litigation has held that these other minerals do not embrace certain deposits of shell accumulated on water bottoms which had not yet become mineral, and that Lake Hancock is not within the area covered by Lease 224-B. Under the 1976 settlement agreement with the State of Florida, Coastal Petroleum retains a 5% royalty with respect to mineral production. However, it cannot conduct mining operations in 450,000-acre Lake Okeechobee without the prior approval of the State of Florida. Although Coastal Petroleum had conducted limited mineral exploration activities on its leases, the courts during the 1980's limited its rights to mine minerals. Coastal Petroleum has no independent knowledge of commercial deposits on its leases.

LEGAL PROCEEDINGS

Florida Litigation

         Coastal Petroleum is currently involved in litigation with the State of Florida with regard to whether the State's denial of Coastal Petroleum's application for an oil and gas exploration drilling permit constitutes a taking of Coastal Petroleum's property for which the State must compensate Coastal
Petroleum. In addition, we are a party to another action in which Coastal Caribbean claims that certain of its royalty interests have been confiscated by the State.

1. Coastal Petroleum Company v. State Department of Environmental Protection, (Case No. 98-1998, First District Court of Appeal). Drilling Permit Litigation.

         In 1992, Coastal Petroleum applied to the Florida Department of Environmental Protection (the "DEP") for a permit to drill an exploratory oil and gas well off Apalachicola, Florida. The proposed well would be located in an area included within Lease 224-A. The DEP subsequently denied the application for issuance of a drilling permit for various reasons and imposed a $1.9 billion bond. Coastal Petroleum appealed the actions of the DEP to the Florida First District Court of Appeal ("Court of Appeal"). After two decisions by the Court of Appeal in favor of Coastal Petroleum, the Florida Supreme Court in July 1996 denied the DEP's petition to review an April 1996 Court of Appeal decision. The Florida Supreme Court had also refused to review an earlier Court of Appeal decision.

         On August 16, 1996, the DEP notified Coastal Petroleum that it was prepared to issue the drilling permit subject to Coastal Petroleum publishing a Notice of Intent to Issue ("Notice") the permit. The Notice allowed interested parties to request administrative hearings on the permit.

         On May 28, 1997, the Oil and Gas Drilling Bill (SB550) was enacted in Florida. The legislation requires that a surety will now be based on the projected cleanup costs and possible natural resource damage associated with offshore drilling as estimated by the DEP and as established by the Administration Commission (the "Commission") which is comprised of the Governor of Florida and the Cabinet. Previously, the required surety was satisfied by a payment of $4,000 to the Mineral Trust Fund in the first year, with a maximum $30,000 per year and a payment of $1,500 per well for each subsequent year. On September 9, 1997, the State of Florida set a new surety amount of $4.25 billion as a precondition for the issuance of the drilling permit.

         On October 20, 1997, a public hearing on the permit application convened and concluded on November 6, 1997. The hearing included the Company's appeal of the $4.25 billion surety requirement. On April 8, 1998, a Florida Administrative Law Judge recommended that Coastal Petroleum was entitled to a drilling permit with the requirement of a $225 million surety. On May 13, 1998, the Commission rejected the $225 million surety and remanded the proceedings to the Administrative Law Judge with instructions to recalculate the surety amount.

         On May 26, 1998, the DEP refused to issue a permit to Coastal Petroleum to drill an offshore exploration well near St. George's Island. Coastal Petroleum appealed both the denial of the permit by the DEP and the imposition of the surety to the Court of Appeal.

         On October 6, 1999, the Court of Appeal ruled that the DEP has the authority to deny Coastal Petroleum's drilling permit for its St. George Island prospect, provided that Coastal Petroleum receives just compensation for what has been taken. The State of Florida and certain Florida environmental groups filed on November 1, 1999 a joint motion for clarification, rehearing, or certification with respect to that decision, asking the Court of Appeal, among other things, to clarify that the question of whether there has been a taking of Coastal Petroleum's leases should be determined in the Circuit Court. On June 26, 2000, the Court of Appeal denied all of the State's motions and stated that the issue of whether the denial of a permit constituted a "taking" was not before the Court. The Court declined to rule on the merits of the taking issue and stated that the issue was a matter for the Circuit Court. Coastal Petroleum intends to commence an inverse condemnation action in the Circuit Court to be compensated for the value of its property.

2. Coastal Petroleum Company v. State of Florida, Department of Environmental Protection (DOAH Case Nos. 98-1901-1912). (DCA Case 1999-2112) 12 Permit Applications.

         On February 25, 1997 Coastal Petroleum filed 12 additional applications for drilling permits. Coastal Petroleum objected to certain requests for additional data by the Florida DEP. On March 26, 1999, an administrative law judge upheld the DEP's requirements. The decision of the administrative law judge was affirmed by the First District Court of Appeal on February 29, 2000.

         In order to fully permit the Apalachicola Reef Play which includes the St. George Island prospect on October 29, 1998, Coastal Petroleum filed four additional permit applications (1310-1313). The DEP also requested additional data for these permits. Although these permits are still pending, Coastal Petroleum does not believe the DEP will ever grant these permits.

3. Cottingham v. State of Florida, (Case No. 94-768-CA-01, Circuit Court of the Second Judicial Circuit in Leon County). Coastal Caribbean Royalty Litigation.

         The offshore areas covered by Coastal Petroleum's original leases (prior to the 1976 Settlement Agreement) are subject to certain other royalty interests held by third parties, including Coastal Caribbean. Several of those third parties, including Coastal Caribbean, have instituted a separate lawsuit against the State. That lawsuit claims that the royalty holders' interests have been confiscated as a result of the State's actions discussed above and that they are entitled to compensation for that taking.

         The royalty holders were not parties to the 1976 Settlement Agreement, and the royalty holders contend that the terms of the Settlement Agreement do not insulate the State from taking claims by those royalty holders. The case is currently pending before the Circuit Court in Tallahassee. On December 2,1999, the Circuit Court denied the State's motion to dismiss the plaintiffs' claim of inverse condemnation but dismissed several other claims. The case will now proceed to trial.

         On May 10, 2000, the State filed a motion for summary judgment but no hearing date has been set for the motion. Discovery is proceeding. A case management conference has been set by the trial judge for October 16, 2000.

         Any recovery made in the royalty holders' lawsuit would be shared among the various plaintiffs in that lawsuit, including Coastal Caribbean, but not Coastal Petroleum.

Counsel

     Coastal Petroleum has recently retained the Tampa, Florida law firm of Gaylord Merlin Ludovici Diaz & Bain as its principal trial counsel to bring its inverse condemnation claim against the State of Florida in Florida Circuit Court. Mr. Cary Gaylord will be the lead attorney for Gaylord Merlin. Mr. Gaylord, age 53, has extensive experience in eminent domain and property rights matters. He is a 1969 graduate of the United States Military Academy and a 1974 graduate of the University of Florida Law School.

     In addition, Mr. Robert J. Angerer of Tallahassee, Florida will assist Gaylord Merlin in the litigation. Mr. Angerer, age 53, is a 1969 graduate of the University of Michigan and received his law degree with high honors from Florida State University in 1974.


Fee Arrangements

     Coastal Petroleum has agreed to pay an aggregate of 8.65% in contingent fees based on any net recovery from execution on or satisfaction of judgment or from settlement of the Florida litigation to the following:

                    Holder                                 Percentage
             Reasoner, Davis & Fox                              2.00
             Robert J. Angerer                                  1.50
             Benjamin W. Heath                                  1.25
             Phillip W. Ware                                    1.25
             Murtha Cullina LLP                                 1.00
             Ausley & McMullen, P.A.                             .75
             James R. Joyce                                      .30
             Arthur B. O'Donnell                                 .30
                           James J. Gaughran                     .30
                                                                ------
                                 Total                          8.65
                                                                ======



     In addition, Coastal Petroleum has agreed to pay Gaylord Merlin a contingent fee pursuant to a formula in the event that any statutory fee which may be awarded by the court does not exceed the agreed upon formula fee.We have also assigned 3.4% of net recoveries from the Florida Litigation to our officers and others.

Uncertainty

         At June 30, 2000, the amount of unproved oil, gas and mineral properties totaled $4.8 million, which costs the Company expects to recover. However, no assurances can be given that Coastal Petroleum or Coastal Caribbean will prevail on any of the issues set forth above, that they will recover compensation for any of their claims, or that a drilling permit will be granted. In addition, even if Coastal Petroleum were to prevail on any or all of the issues to be decided, no assurance can be given that Coastal Caribbean or Coastal Petroleum will have sufficient financial resources to survive until such decisions become final or to drill any wells for which permits are received. There is also no assurance that any wells drilled will be successful and lead to production of any oil or gas in commercial quantities.

                                 OUR MANAGEMENT

Our Directors and Executive Officers

         Our board of directors includes five members, two of whom also serve as executive officers. The board is divided into three classes, with each class serving a term of office of three years.

             Name                      Position                            Biographical Information

Class of 2001
Nicholas B. Dill                       Director          Mr.  Dill is a  member  of the law firm of  Conyers,  Dill &
                                                         Pearman,  Hamilton,  Bermuda, our Bermuda counsel. Mr. Dill, a  director  since  1997,  is also a director  of  Worldwide
                                                         Securities Ltd., First Olsen Tankers Ltd.,  Bermuda Electric
                                                         Light Co.  Ltd.,  Watlington  Waterworks  Ltd.  and SAL Ltd.
                                                         Age sixty-eight.

Class of 2002

Benjamin W. Heath                      Director          Mr.  Heath,  a director  since 1962,  is  Chairman  and also
                                       President         serves as director of Coastal  Petroleum  Company,  Magellan
                                                         Petroleum  Corporation,  and Canada Southern  Petroleum Ltd.
                                                         Age eighty-six.

Phillip W. Ware                        Director          Mr.  Ware,  a  geologist,  has  been  President  of  Coastal
                                    Vice President       Petroleum  since  April 1985.  Mr.  Ware,  a director  since
                                                         1985, is also a director of Coastal Petroleum.  Age fifty.
Class of 2003

Graham B. Collis                       Director          Mr.  Collis,  a director  since 1998, is a member of the law
                                       Secretary         firm of  Conyers,  Dill & Pearman,  Hamilton,  Bermuda,  our
                                    Audit Committee      Bermuda counsel.  Age forty.

John D. Monroe                         Director          Mr.  Monroe  is  a  real  estate  broker  and  was  formerly
                                    Audit Committee      President of a real estate  brokerage and  development  firm in Naples,  Florida.  Mr. Monroe,  a director since 1981, is also  a  director  of  our  subsidiary,  Coastal  Petroleum.
                                                         Age seventy-three.

         Our other executive officer is the Chief Financial Officer. All of the officers of Coastal Caribbean and Coastal Petroleum are elected annually by the board and report directly to it.

James R. Joyce                   Treasurer, Assistant    Mr. Joyce has been our  Treasurer,  Assistant  Secretary and
                                  Secretary and Chief    Chief  Financial  Officer since 1994.  He is also President,
                                   Financial Officer     Chief Financial Officer  and a director of  Magellan  Petroleum
                                                         Corporation.  Mr. Joyce is  President  of G&O'D INC, a firm that provides accounting and administrative services, office
                                                         facilities  and support to  Coastal Caribbean and other clients.
                                                         Age fifty-nine.

         All of the named companies are engaged in oil, gas or mineral exploration and/or development except where noted. The business experience described for each director or executive officer above covers the past five years.

         We are not aware of any arrangements or understandings between any of the individuals named above and any other person by which any of the individuals named above was selected as a director and/or executive officer. We are not aware of any family relationship among the officers and directors of Coastal Caribbean or its subsidiary.

Committees of Our Board of Directors

Board of Directors; Committees; Attendance

     The only standing committee of the Board is the Audit Committee which is comprised of Mr. Graham B. Collis and Mr. John D. Monroe. The Audit Committee is governed by an Audit Committee Charter which requires the committee to perform the following functions:

        (1) to recommend the particular persons or firm to be employed by Coastal Caribbean as its independent auditors;

        (2) to consult with the persons or firm so chosen to be the independent auditors with regard to the plan of audit;

        (3) to review, in consultation with the independent auditors, their report of audit, or proposed report of audit, and the accompanying management letter, if any; and

        (4) to consult with the independent auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of internal controls.

         We do not presently have standing nominating or compensation committees of the Board of Directors. The functions that would be performed by such committees are performed by the Board of Directors. A stock option committee is appointed periodically.

Compensation Committee Interlocks and Insider Participation

         The entire board of directors constitutes the compensation committee. Benjamin W. Heath and Phillip W. Ware are directors and the Presidents of Coastal Caribbean and Coastal Petroleum, respectively.

Compensation of Directors

         For the year 1999, Messrs. Collis, Dill and Monroe each received directors' fees of $22,500. On March 23, 2000, each of the named directors received 10 year options to purchase 100,000 shares of our common stock at a price of $.91 per share.

Executive Compensation

The following table sets forth certain summary information concerning the compensation of our two executive officers. No other executive officer earned compensation in excess of $100,000 during the year 1999.

------------------------------------------------------------------------------------------------------------------------
                                         Summary Compensation Table
                                         Annual Compensation Long Term
                                                                              Compensation
                                                                                  Award                All Other
              Name and                      Year           Salary ($)        Options/SARs(#)        Compensation ($)
         Principal Position
------------------------------------------------------------------------------------------------------------------------
Benjamin W. Heath, President                1999             40,000                 -                     15,550(1)
and Chief Executive Officer                 1998             40,000              45,000                   12,000(1)
                                            1997             40,000                 -                     12,000(1)
------------------------------------------------------------------------------------------------------------------------
Phillip W. Ware, Vice President             1999             92,000                 -                     13,800(2)
------------------------------------------------------------------------------------------------------------------------

(1) Reimbursement for office expense $9,550 in 1999, $6,000 in 1998 and 1997. Payment to SEP-IRA pension plan $6,000 in 1999, 1998 and 1997.

(2)  Payment to SEP-IRA pension plan.

Stock Options

         There were no stock options granted during 1999. On March 6, 2000, five year options to purchase 302,000 shares of our common stock expired without being exercised. On March 24, 2000, ten year options to purchase 700,000 shares of our common stock at $.91 per share were granted to directors, officers and legal counsel. Messrs. Collis, Dill, Heath, Joyce, Monroe, Ware and our legal counsel each received options to purchase 100,000 shares of our common stock.

-----------------------------------------------------------------------------------------------------------------------
                            Aggregated Option/SAR Exercises in 1999 and December 31, 1999
                                                  Option/SAR Values
-----------------------------------------------------------------------------------------------------------------------
                           Shares                          Number of Unexercised            Value of Unexercised
                          Acquired         Value             Options/SARs (#)                   In-The-Money
                        On Exercise    Realized ($)        at December 31, 1999               Options/SARs ($)
                            (#)                                                             at December 31, 1999
-----------------------------------------------------------------------------------------------------------------------
         Name                                           Exercisable    Unexercisable    Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------------

Benjamin W. Heath           -0-             -0-           72,000             -            18,000             -
Benjamin W. Heath           -0-             -0-           45,000             -              -0-              -
-----------------------------------------------------------------------------------------------------------------------

Phillip W. Ware             -0-             -0-           120,000            -            30,000             -
Phillip W. Ware             -0-             -0-           72,000             -              -0-              -
-----------------------------------------------------------------------------------------------------------------------


                         Certain Business Relationships

G&O'D INC

         During the six month period ended June 30, 2000, $79,543 ($144,495 for the year 1999) was paid or accrued for accounting and administrative services, office facilities and support staff provided to us by G&O'D INC, a firm that is owned by James R. Joyce, our Treasurer and Assistant Secretary. The services rendered by G&O'D to us include the following: preparation and filing of all reports required by Federal and State governments, preparations of reports and registration statements required under the Federal securities laws; preparation and filing of interim, special and annual reports to shareholders; maintaining corporate ledgers and records; furnishing office facilities and record retention. G&O'D is also responsible for the investment of our available funds and other banking relations and securing adequate insurance to protect us. G&O'D is responsible for the preparation and maintenance of all the minutes of any directors' and shareholders' meetings, arranging all meetings of directors and shareholders, coordinating the activities and services of all companies and firms rendering services to us, responding to shareholder inquiries, and such other services as may be requested by us. G&O'D maintains and provides current information about our activities so that our directors may keep themselves informed as to our activities. G&O'D's fees are based on the time spent in performing these services to us.

Royalty Interests

         The State of Florida oil, gas and mineral leases held by Coastal Petroleum on approximately 3,700,000 acres of submerged lands along the Gulf Coast and certain inland lakes and rivers are subject to certain overriding royalties aggregating 1/16th as to oil, gas and sulphur, and 13/600ths as to minerals other than oil, gas and sulphur. Of the overriding royalties as to oil, gas and sulphur, a 1/90th overriding royalty, and of the overriding royalties on minerals other than oil, gas and sulphur, a 1/60th overriding royalty, is held by Johnson & Company, a Connecticut partnership which is used as a nominee by the members of the family of the late William F. Buckley. A trust, in which Mr. Heath has a 54.4% beneficial interest, has a beneficial interest in such royalty interest held by Johnson & Company. No payments have been made to Johnson & Company (or to the beneficial owners of such royalty interests) in more than forty years.

         In 1990, Coastal Petroleum granted to our current officers the following percentages of any net recovery from execution on or satisfaction of judgment or from settlement of the lawsuit against the State of Florida as follows:


                                   Percent of       Coastal Petroleum
         Name                      Net Recovery     Position

         Benjamin W. Heath            1.25          Chairman of Board
         Phillip W. Ware              1.25          President
         James R. Joyce               0.30          Treasurer


                             PRINCIPAL SHAREHOLDERS

Security Ownership of Certain Beneficial Owners

         The following table provides information as to the number of shares of our stock owned beneficially at August 15, 2000 by each person who is known to be the beneficial owner of more than 5% of the outstanding shares of our common stock.

                                                    Amount and Nature of
                                                    Beneficial Ownership
     Name and Address of                    Shares Held           Shares Subject
     Beneficial Owner                        Directly                to Option                    Percent of Class

Leon S. Gross                                4,499,688                   -                              11.0
3900 Ford Road
Philadelphia, PA  19131

Lykes Minerals Corp.                             -                  7,800,000*                          16.3**
111 East Madison Street
P.O. Box 1690
Tampa, FL  33601
------------------------
*        Lykes Minerals Corp. has purchased a total of 78 shares of Coastal Petroleum which are convertible into 7,800,000 of our shares.

**       Assumes all outstanding options are exercised to acquire our shares.

Security Ownership of Management

         The following table provides information as to the number of shares of our common stock owned beneficially at August 15, 2000 by each of our directors and by all directors and our executive officers as a group:

                                                         Amount and Nature of
               Name of                                    Beneficial Ownership
             Individual                               Shares Held                                    Percent of
                 or Group                       Directly or Indirectly            Options               Class

Graham B. Collis                                      25,000(1)                   112,000                 *
Nicholas B. Dill                                           -(2)                   124,000                 *
Benjamin W. Heath                                        20,000                   145,000                 *
John D. Monroe                                              400                   136,000                 *
Phillip W. Ware                                           3,791                   172,000                 *
Directors and executive officers
  as a group (a total of 6 persons)                      59,336                   825,000               2.2%
------------------------
* Less than 1%.

(1) Director of corporation which owns 17,758 shares.

(2) Beneficiary of an estate which owns 3,355 shares.

                         DESCRIPTION OF OUR COMMON STOCK

General

         Our Memorandum of Association provides that we may issue up to 250,000,000 shares of common stock. We only have one class of stock. As of August 15, 2000, we had approximately 9,200 shareholders of record with a total of 40,056,358 shares of common stock outstanding. Below is a brief description of our common stock and the rights of shareholders as determined under Bermuda law. Neither Bermuda law, nor our Memorandum of Association or Bye-laws impose any limitations on the rights of non-residents of Bermuda to vote and hold our shares of common stock. Set forth below is a summary of the principal terms of our Memorandum and Bye-laws governing our common stock.

Common Stock

         Dividend Rights. The holders of common stock are entitled to receive dividends, if and when they are declared by the Board of Directors. Each share outstanding is entitled to share equally with every other share in every dividend distribution. Current Bermuda law does not restrict the remittance of dividends to Bermuda non-residents, and any dividends paid to U.S. shareholders would not be subject to a withholding tax. We have never paid a dividend and will not be permitted to pay dividends until the accumulated deficit ($28,053,000 at June 30, 2000) is eliminated.

     Classified Board of Directors. Bye-Law 81 provides that the Board of Directors is divided into three classes. See "Our Management - Our Directors and Executive Officers" above.

         Liquidation Rights. Subject to the rights of creditors, all rights to the assets of Coastal Caribbean available for distribution upon liquidation are vested in the holders of common stock and each share is entitled to participate equally with every other share in such liquidation.

         Pre-emptive Rights, Conversion Rights, Redemption Provisions, Sinking Fund and Further Assessments. The holders of common stock have no pre-emptive rights. There are no conversion rights attached to the common stock and there are no provisions for sinking funds or redemption of shares. Under Bermuda law unless authorized by our Memorandum of Association or Bye-laws, we may not repurchase our own common stock, and our Memorandum of Association and Bye-laws do not permit us to redeem shares of common stock. The holders of outstanding common stock are not liable to any further calls or assessments by us on their shares.

         Rights of Appraisal, Derivative Actions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to bring an action in the name of the company, if the directors or officers are alleged to be acting beyond the corporate powers of the company, committing illegal acts or violating the Memorandum of Association or Bye Laws of the company. In addition, minority shareholders would probably be able to challenge a corporate action that allegedly constituted a fraud against them or required the approval of a greater percentage of the shareholders' vote. The winning party generally would be able to recover a portion of attorneys' fees incurred in bringing the lawsuit.

     Taxes. Bermuda currently imposes no taxes on corporate income or capital gains realized outside of Bermuda, nor is there any withholding tax on any dividends that we might pay to you. Any amounts received by us from United States sources as dividends, interest, or other fixed or determinable annual or periodic gains, profits and income, will be subject to a 30% U. S. withholding tax. In addition, any dividends from Coastal Petroleum will not be eligible for the 100% dividends received deduction, which is allowable in the case of a U. S. parent corporation. U. S. residents or citizens holding shares are subject to federal estate and gift and local inheritance taxation. Any dividends received by U. S. resident or citizens will also be subject to federal, state and local income taxation. These rules are of general application only and reflect law in force as of the date of this prospectus. Shareholders should seek professional advice for the current rules applicable to their particular circumstances.

         Under current Bermuda law, we are not required to pay any income tax or capital gains tax. We have obtained from the Bermuda Minister of Finance an assurance under The Exempted Undertakings Tax Protection Act 1966 of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to us or to any of our operations, shares, debentures or other obligations until 2016. These assurances are subject to the condition that they are not interpreted so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of The Land Tax Act 1967 of Bermuda or otherwise payable in relation to any property we lease. We are required to pay annual Bermuda government fees.

         Foreign Exchange Control Regulations. We have been designated as a non-resident for exchange control purposes by the Bermuda Monetary Authority whose permission for the issue of shares of common stock pursuant to this Offering has been obtained. This designation allows us to engage in transactions, or to pay dividends to non-residents of Bermuda who are holders of our shares, in currencies other than the Bermuda Dollar.

         The transfer of shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of shares after the completion of this offering to or by such persons may take place without specific consent under the Exchange Control Act 1972. Issues and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

         Non-Bermuda owners of our shares of common stock are not restricted in the exercise of the rights to hold or vote their shares. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to U. S. residents who are holders of our common stock, other than in respect of local Bermuda currency.

         Under Bermuda law, share certificates are only issued in the names of corporations or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting, but we are not bound to investigate or incur any responsibility in respect of the proper administration of any such trust. We will take no notice of any trust applicable to any of our shares whether or not we have notice of the trust.

         As an "exempted company", we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudans, but as an exempted company we may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (3) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (4) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda.

         We will be required to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. Pursuant to the Companies Act, a company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that: (1) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (2) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

         Voting Rights. All voting rights are vested in the holders of common stock, each share voting equally with every other share. The holders of 25% of the total number of shares entitled to be voted at the meeting, present in person or by proxy constitutes a quorum for the transaction of business. Bye-Law 1, which was adopted by U. S. shareholders on July 25, 1997, provides that any matter to be voted upon at any meeting of shareholders must be approved, not only by a simple majority of the shares voted at such meeting, but also by a simple majority of the shareholders voting.

                  Bye-Law 1 provides in part that shareholder approval requires:

                  a resolution passed by both (i) simple majority of votes cast by such Members as, being entitled so to do, vote in person or, in the case of any Member being a corporation, by its duly authorized representative or, where proxies are allowed, by proxy and (ii) a simple majority in number of the Members present in person or in the case of any Member being a corporation by its duly authorized representative or where proxies are allowed, by proxy, at a general meeting of which not less than fourteen (14) clear days' Notice (save where a longer period is required by these Bye-laws) has been duly given PROVIDED THAT when shares are held by members of another company, firm, partnership, association or other body corporate or unincorporated and such persons act in concert, or when shares are held by or for a group of Members who act in concert, such persons shall be deemed to be one Member.

         Bye-Law 161 requires that a resolution adopted by the holders of 75% or more of the outstanding common stock and adopted by not less than 75% of the shareholders is required to approve any business combination (defined as any "arrangement, reconstruction, amalgamation, takeover, or similar business combination") involving the Company and any other person.

Limitation of Director Liability and Indemnification

         Director liability. The Companies Act imposes two basic duties on each director and officer:

         Duty of loyalty. A director or officer must act honestly and in good faith with a view to the best interests of the company. This means that in conflict of interest situations, a director must place the best interests of the company above his own personal interests. It also means that a director may not use his position as a director to make a personal profit from opportunities that rightfully belong to the company.

         Duty of care. A director or officer must exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Based on English case law precedent, this means that a director must act reasonably in accordance with the level of skill expected from a person of his knowledge and experience. A director must attend diligently to the company's affairs, but is permitted to do so on an intermittent rather than a continuous basis. A director may delegate management functions to suitably qualified persons, although he will not avoid his duty by delegation to others.

         A Bermuda court is unlikely to interfere with decisions of directors unless one of these two duties is breached. The court must find that the directors acted in bad faith or that no reasonable board of directors could have come to the decision that was reached.

         Director indemnification. We may under Bermuda law indemnify our directors and officers for any loss or liability that they may incur in their capacity as our directors and officers. The loss or liability may result from any law that finds them guilty of negligence, default, breach of duty or breach of trust. A director or officer may not be indemnified for his own fraud or dishonesty.

         Legal expenses. We are required to pay all expenses, including attorney's fees, incurred by a director in defending any legal proceeding as they are incurred in advance of final disposition if the director agrees to repay those amounts if it is proved by clear and convincing evidence that the director's action or omission was undertaken with deliberate intent to cause injury to the company or with reckless disregard for our best interests and if the director reasonably cooperates with the corporation during the proceeding.

         Bye-Laws. Our Bye-Laws provide for indemnification of our director and officers which is coextensive with that permitted under Bermuda law.

         D&O Insurance. Coastal Caribbean has purchased directors' and officers' liability insurance coverage in the amount of $12,200,000 at an annual cost of $192,000.

Transfer Agent and Registrar

     Our  transfer  agent and  registrar  is American  Stock  Transfer and Trust
Company,  40 Wall  Street,  46th Floor,  New York,  New York  10005.  Telephone:
800-937-5449, or 718-921-8200. Website: http://www.amstock.com.

                         Price Range of Our Common Stock

         The principal market for our common stock is the Boston Stock Exchange under the symbol CCO. Our common stock is also traded in the over-the-counter market on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. under the symbol COCBF.OB. The quarterly high and low closing prices on the Boston Stock Exchange were as follows:

-----------------------------------------------------------------------------
2000                1st quarter                 2nd quarter                3rd quarter*              4th quarter

High                   1.19                        1.19                        1.69
Low                    0.88                        0.53                        1.00
-----------------------------------------------------------------------------
1999                1st quarter                 2nd quarter                 3rd quarter              4th quarter

High                   1.88                        2.00                        1.81                     2.06
Low                    1.00                        1.50                        1.31                     1.06
---------------------------------------------------------------------------
1998                1st quarter                 2nd quarter                 3rd quarter              4th quarter

High                   2.88                        3.50                        1.81                     1.56
Low                    1.50                        1.56                        1.00                     1.06
------------------------------------------------------------------------------
* Through August 15, 2000

         On August 15, 2000, the closing price of our common stock on the Boston Stock Exchange was $1.69. On August 15, 2000, our outstanding common stock was owned by approximately 9,200 shareholders of record.

         The total share trading volume on the Boston Stock Exchange was 4,279,100 for 1999, 6,334,750 for 1998 and 7,774,500 for 1997. The total share trading  volume from January 1, 2000 to August 15, 2000 was 2,753,200.

                                PERFORMANCE GRAPH

         The graph below compares the cumulative total returns, including reinvestment of dividends, if applicable, of our stock with the companies in the NASDAQ Market Index Media General's Independent Oil & Gas Industry Group. The chart displayed below is presented in accordance with SEC requirements. Shareholders are cautioned against drawing any conclusions from the data contained therein, as past results are not necessarily indicative of future.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                       January 1, 1995 to June 30, 2000

----------------------------- -------------- -------------- -------------- ------------- -------------- -------------- -------------
                                    1994           1995           1996           1997          1998           1999        June 2000
----------------------------- -------------- -------------- -------------- ------------- -------------- -------------- -------------
Coastal Caribbean                    100          161.54         430.77         269.23        176.92         169.23         146.15
----------------------------- -------------- -------------- -------------- ------------- -------------- -------------- -------------
Independent Oil & Gas                100          109.42         141.00         131.27          85.03        119.12         149.24
----------------------------- -------------- -------------- -------------- ------------- -------------- -------------- -------------
NASDAQ Market Index                  100          129.71         161.18         197.16        278.08         490.46         479.98
----------------------------- -------------- -------------- -------------- ------------- -------------- -------------- -------------

                              TERMS OF THE OFFERING

In General

         We are offering for sale, to our shareholders only, a total of _________ shares of our common stock. For every _______ shares that you hold on the record date, September 5, 2000, you are guaranteed the right to purchase __ shares for a purchase price of $_____ per share. If you purchase all of the shares that you are guaranteed the right to buy, you will also have the right to purchase additional shares which are contingent on the number of shares that are not purchased by the other shareholders. This contingent right to purchase additional shares is limited to three times the guaranteed number of shares that you are entitled to purchase.

         The shares being offered for sale will first be allocated to satisfy the shareholders' guaranteed right to purchase shares. If there are unsold shares remaining after these allocations, then any unsold shares will be allocated proportionately among the shareholders who exercised their contingent right to purchase the unsold shares.

         The subscription right is not transferable. The offering is not subject to a minimum number of subscriptions.

How the Contingent Right Operates

         To illustrate how the offering works, assume a shareholder owned 300 shares of common stock as of the record date. He is guaranteed the right to purchase ___ shares. In addition, if he purchases the total shares, then he may also exercise his contingent right for up to ___ additional shares.

         In the event that the offering is oversubscribed, we will accept subscriptions by shareholders for the guaranteed shares first. Any remaining shares unsold will then be allocated proportionately among the shareholders who subscribed for the purchase of shares on a contingent basis.

         For example, assume that our shareholders subscribe for a total of 8,000,000 shares, 2,000,000 shares of which are guaranteed. Under the terms of the offering _________ shares are being offered for sale, 2,000,000 shares would be issued to shareholders who purchased their guaranteed shares. The remaining shares offered for sale (_________ minus 2,000,000) would be available for the shareholders who exercised their contingent right to purchase shares on a pro rata basis. Each shareholder who exercised his contingent right would receive ____% (_________ available divided by 6,000,000 contingent rights) of the contingent amount of available shares.

Subscription Cards and Termination Date

         Subscription cards, which indicate the number of shares you will be guaranteed the right to purchase, will be issued in the name and address of the holders of common stock of record on , 2000 and mailed to holders as soon as practicable after the record date. The offering will end at 4:30 P.M. Eastern Daylight Time, on October 16, 2000. The date and time when the offering expires is herein referred to as the "expiration date."

         All subscriptions received prior to the expiration date will be held by the American Stock Transfer & Trust Company, our subscription agent. Prior to the formal acceptance of the subscriptions, all payments will be held by American Stock Transfer. Subscriptions may be revoked by delivery of written notice of revocation to us prior to the expiration date. Subscriptions will be accepted, if at all, promptly after the expiration date by our delivery of written confirmation of acceptance to American Stock Transfer authorizing the issuance of the shares and the payment of any refunds, without interest, to the extent that the offering is oversubscribed. We reserve the right to reject any subscription, absent proof in writing from you that all terms of the offering have been complied with on a timely basis. We will notify the subscriber promptly of any rejection.

         You may not purchase fractional shares, and only whole shares will be issued. The purchase price will be $______ per share for each share and the right to purchase shares is nontransferable. In establishing the offering price, our directors considered recent market prices for our stock. The purchase price is intended by the directors to be attractive to our shareholders and result in a higher subscription rate. The purchase price does not reflect our assessment of the actual value of our assets. All interpretations of matters relating to the offering will be made by our management and will be final.

How to Purchase Shares

         Shares may be purchased by delivering the subscription card, along with a signed subscription agreement, together with full payment of the purchase price for both the shareholder's guaranteed and contingent amounts. Payment of the purchase price must be made by check, bank draft or money order payable to the order of American Stock Transfer. Any subscriptions satisfying these conditions will be accepted; however, subscriptions received after the expiration date will not be honored and we will not be responsible for subscriptions not delivered by that time. You are advised to choose a reliable method (e.g., such as overnight courier service) for the delivery of your subscriptions to American Stock Transfer.

         You may also subscribe by delivering to American Stock Transfer before the expiration date each of the following:

        o the full purchase price, together with a signature guarantee in writing or by facsimile from a bank or trust company or a member firm of any U.S. registered stock exchange that a subscription card with respect to shares subscribed for has been or will be promptly delivered to American Stock Transfer within three business days, and

        o information setting forth the name of the subscriber and the serial number of the subscription card. Subscriptions satisfying these conditions will be accepted subject to prompt receipt by American Stock Transfer of the duly executed subscription card within three business days.

Registration of the Shares You Purchase

         We have made application for the registration of the common stock being offered under the applicable securities laws of each of the United States which do not provide an exemption. In the event that the offering is not permitted under the law of any state or states, or in the event that qualification of the securities in any state or states would prove to be impracticable in the judgment of management, we will not issue subscription cards to shareholders in those states.

                 UNITED STATES TAX CONSEQUENCES OF THE OFFERING

         Your receipt of your subscription rights will have certain federal income tax consequences. The following discussion is the likely position of the Internal Revenue Service regarding the tax consequences of the receipt of your subscription rights. This discussion is not intended to serve as tax advice to you, and you should consult your personal tax advisor for advice relating to your personal tax situation.

         The mere receipt of the subscription rights will not result in the recognition of taxable income. While you will not have to report taxable income upon the receipt of your subscription rights, you may have to allocate a portion of the adjusted basis of your original shares to any shares that you purchase in the offering.

         If you do not exercise your subscription rights, you will not be allowed to claim a loss, and no adjustment will be made to the tax basis of your shares. If the subscription rights are exercised, you may be required to allocate a portion of the basis of your original shares to the shares that you purchase in the offering, depending on whether the fair market value of the rights equals or exceeds 15% of the fair market value of your original shares on the date of distribution of your rights.

         If you exercise your subscription rights and the fair market value of your subscription rights on the date of distribution is 15% or more of the fair market value of the shares you own on that date, you must allocate to the purchased shares that part of the basis of your original shares that is attributable to each subscription right that you exercise. The basis of your original shares that is allocated to your subscription rights will equal your basis in your original shares multiplied by a fraction the numerator of which is the fair market value of your subscription rights and the denominator of which is the total of the fair market value of your original shares and the fair market value of your subscription rights. The basis of your original shares that is allocated to each subscription right that you exercise will equal the basis of your original shares that is allocated to your subscription rights divided by the total number of subscription rights issued to you. Accordingly, the tax basis of each share that you purchase will equal the basis of your original shares that is allocated to each subscription right that you exercise plus the purchase price of each purchased share. The holding period for a share acquired by exercise of a subscription right will begin from the date the subscription right is exercised. The basis of your original shares will be correspondingly reduced by the portion of the basis in your original shares that is allocated to the purchased shares.

         If you exercise your subscription rights and the fair market value of the subscription rights on the date of distribution is less than 15% of the fair market value of the shares you own on that date, you may elect to allocate a portion of your current tax basis to the shares that you purchase as discussed above. If you do not elect to allocate your tax basis, then your tax basis in the purchased shares will be your purchase price of the offered stock.


                                  LEGAL MATTERS

         Legal matters relating to U. S. law in connection with this offering have been passed upon by Murtha Cullina LLP, Hartford, Connecticut. All matters relating to Bermuda law affecting Coastal Caribbean and its common stock have been passed upon by the firm of Conyers Dill & Pearman, Hamilton, Bermuda, of which firm Mr. Collis, a director and Secretary of Coastal Caribbean, is a partner. Mr. Dill, a director, is also a partner of the firm of Conyers Dill & Pearman. All matters relating to litigation in which Coastal Petroleum is involved have been passed upon by the firm of Angerer & Angerer, Tallahassee, Florida. Murtha Cullina LLP may rely, insofar as Bermuda law is concerned, on the opinion of Bermuda counsel, and insofar as Coastal Petroleum's litigation is involved, on the opinions of Angerer & Angerer.


                                     EXPERTS

         The consolidated financial statements of Coastal Caribbean Oils & Minerals, Ltd. (a development stage company) at December 31, 1999 and 1998 and from inception (January 31, 1953) through December 31, 1999 and for each of the three years in the period ended December 31, 1999, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, (which contains an explanatory paragraph describing conditions that raise substantial doubt about Coastal Caribbean's ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and special reports and other information with the SEC. You may read and copy and documents we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. Our reports, proxy and information statements and other information are also available to the public at the SEC's web site. The Internet address of that site is http://www.sec.gov.

         Our common stock is listed on the Boston Stock Exchange and reports, proxy statements and other information can also be examined at that exchange.

         This prospectus is only part of a registration statement on Form S-1 that we have filed with the SEC under the Securities Act and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge at the SEC's public reference room or through its web site.

                                       INDEX TO FINANCIAL STATEMENTS

                                                                                                       Page
                                                                                                     Reference

Report of Independent Auditors                                                                          F-2

Consolidated balance sheets at June 30, 2000 (unaudited), December 31,
1999 and 1998.                                                                                          F-3

Consolidated statements of operations for the six months ended June 30, 2000 and
1999  (unaudited),  from  inception  (January 31, 1953) to June 30, 2000 and for each
of the three years in the period ended December 31, 1999.                                               F-4

Consolidated statements of cash flows for the six months ended June 30, 2000 and
1999  (unaudited),  from  inception  (January 31, 1953) to June 30, 2000 and for each
of the three years in the period ended December 31, 1999.                                               F-5

Consolidated  statement  of common stock and capital in excess of par value from inception (January 31, 1953) to December 31, 1999 and June 30,
2000 (unaudited).                                                                                       F-6

Notes to consolidated financial statements.                                                             F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Coastal Caribbean Oils & Minerals, Ltd.

         We have audited the accompanying consolidated balance sheets of Coastal Caribbean Oils & Minerals, Ltd. (a development stage company) as of December 31, 1999 and 1998, and the related consolidated statements of operations, cash flows, and common stock and capital in excess of par value for each of the
three years in the period  ended   December  31,  1999.   These   financial
statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Coastal Caribbean Oils & Minerals, Ltd. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Notes 1 and 5 to the consolidated financial statements, the Company has a limited amount of working capital, has incurred recurring losses and has an accumulated deficit. In addition, the Company has been and continues to be involved in several legal proceedings which have limited the Company's ability to commence development activities on its unproved oil or gas properties or obtain compensation for certain property rights it believes have been confiscated. These situations raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result form the outcome of this uncertainty.

                                              /s/ Ernst & Young LLP



Stamford, Connecticut
January 14, 2000

                     COASTAL CARIBBEAN OILS & MINERALS, LTD.
                             (A Bermuda Corporation)
                           A Development Stage Company

                           CONSOLIDATED BALANCE SHEETS
                           (Expressed in U.S. dollars)

                                                                     June 30,                   December 31,
                                                                       2000               1999               1998
                                                                 (unaudited)
                          ASSETS

Current assets:
  Cash and cash equivalents                                           $ 496,364          $ 651,124          $  52,480
  Accounts receivable                                                     5,399             25,583             52,634
  Marketable securities                                                       -                  -            828,839
  Prepaid expenses                                                      241,306            352,089            314,280
                                                                        --------         ---------          ---------
          Total current assets                                          743,069          1,028,796          1,248,233
                                                                        --------         ---------          ---------
Marketable securities                                                         -            390,941          1,300,000
Unproved  oil,  gas  and  mineral   properties  (full  cost
method)                                                               4,755,944          4,759,532          4,735,619

Other                                                                    87,848             27,445             27,198
                                                                        --------         ---------          ---------
Total assets                                                         $5,586,861         $6,206,714         $7,311,050
                                                                     ==========         ==========         ==========
           LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities                            $  65,106          $  68,424          $  67,299
                                                                        --------         ---------          ---------
Minority interests                                                            -                  -                  -

Shareholders' equity:
  Common stock, par value $.12 per share:
    Authorized - 250,000,000 shares
    Outstanding - 40,056,358 shares                                   4,806,763          4,806,763          4,806,763
  Capital in excess of par value                                     28,768,033         28,693,033         28,693,033
                                                                       --------         ---------          ---------
                                                                     33,574,796         33,499,796         33,499,796
  Deficit accumulated during development stage                      (28,053,041)       (27,361,506)       (26,256,045)
                                                                      --------         ---------          ---------
Total shareholders' equity                                            5,521,755          6,138,290          7,243,751
                                                                      --------          ---------          ---------
Total liabilities and shareholders' equity                           $5,586,861         $6,206,714         $7,311,050
                                                                     ==========         ==========         ==========
                                                            See accompanying notes.

                     COASTAL CARIBBEAN OILS & MINERALS, LTD.
                             (A Bermuda Corporation)
                           A Development Stage Company

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           (Expressed in U.S. Dollars)

                                                                                                                            From
                                                                                                                          inception
                                                                                                                          (Jan. 31,
                                    Six months ended                                                                        1953)
                                       June 30,                               Year ended December 31,                         to
                                 2000             1999              1999              1998               1997          June 30, 2000
                           -------------------------------   -----------------------------------------------------   --------------
                             (unaudited)      (unaudited)                                                               (unaudited)

Interest and other income      $ 19,472         $ 45,937            $55,275          $167,178           $279,469         $3,748,051
                               --------          -------            -------          --------           --------         ----------
Expenses:
  Legal fees and costs          254,083          203,667            405,380           501,708          1,046,779         12,631,074
  Administrative expenses       285,904          250,429            474,027           495,161            447,622          7,624,241
  Salaries                       75,900           81,650            157,550           161,000            156,000          3,144,728
  Shareholder communications     88,693           75,537            102,825           132,924            187,644          3,760,473
  Exploration costs               6,427           12,148             20,954            31,066             52,558            811,041
  Lawsuit judgments                   -                -                  -                 -                  -          1,941,916
  Minority interests                  -                -                  -                 -                  -          (632,974)
  Other                               -                -                  -                 -                  -            364,865
  Contractual services                -                -                  -                 -                  -          2,155,728
                               --------          -------            -------          --------           --------         ----------
                                711,007          623,431          1,160,736         1,321,859          1,890,603         31,801,092
                               --------          -------            -------          --------           --------         ----------
Net loss                      $(691,535)       $(577,494)       $(1,105,461)      $(1,154,681)       $(1,611,134)
                              ==========       ==========       ============      ============        ===========

Deficit accumulated during
  development stage                                                                                                    $(28,053,041)
                                                                                                                       =============
Net loss per share
based on average number of
shares outstanding during the
period:
    Basic and Diluted EPS         $(.02)           $(.01)             $(.03)            $(.03)             $(.04)
                               ==========       ==========       ============      ============        ===========

Average number of shares
outstanding:
   Basic and Diluted          40,056,358       40,056,358         40,056,358        40,056,358         40,055,589
                              ==========       ==========       ============      ============        ===========

                             See accompanying notes.

                     COASTAL CARIBBEAN OILS & MINERALS, LTD.
                             (A Bermuda Corporation)
                           A Development Stage Company

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (Expressed in U.S. Dollars)

                                                                                                                            From
                                                                                                                         inception
                                                                                                                          (Jan. 31,
                                                  Six months ended                                                          1953)
                                                    June 30,                     Year ended December 31,                    to
                                              2000          1999          1999           1998           1997         June 30, 2000
                                          --------------------------  -------------------------------------------  ---------------
                                           (unaudited)   (unaudited)                                                  (unaudited)
Operating activities:
Net loss                                   $(691,535)    $(577,494)   $(1,105,461)   $(1,154,681)   $(1,611,134)       $(28,053,041)
Adjustments to reconcile net loss to net cash
  Used for operating activities:
    Minority interest                              -             -              -              -              -            (632,974)
    Exploration and other                          -             -              -              -              -             755,974
    Compensation recognized for stock
    option grants                             75,000             -              -              -              -              75,000
    Net change in:
       Accounts receivable                    20,184         3,758         27,051         24,668         27,813              (5,399)
       Prepaid expenses                      110,783        84,984        (37,809)      (100,440)       (34,972)           (241,306)
       Current liabilities                    (3,318)      (13,499)         1,125          3,324       (198,447)             65,106
       Other                                 (60,403)           36           (247)          (433)        (1,121)            411,058
                                             --------     --------     ----------     ----------     ----------         ------------
Net cash used in operating activities       (549,289)     (502,215)    (1,115,341)    (1,227,562)    (1,817,861)        (27,625,582)
                                             --------     --------     ----------     ----------     ----------         ------------
Investing activities:
  Additions to oil, gas, and mineral
properties
    Net of assets acquired for common stock    3,588        32,725        (23,913)      (340,487)      (451,612)         (4,755,944)
  Marketable securities (net)                390,941     1,372,676      1,737,898      1,304,196      1,910,226                   -
  Reimbursement of lease rentals and
    other expenses                                 -             -              -              -              -           1,243,085
  Purchase of fixed assets                         -             -              -              -              -             (61,649)
                                             --------     --------     ----------     ----------     ----------         ------------
 Net cash provided by (used in) investing
  Activities                                 394,529     1,405,401      1,713,985        963,709      1,458,614          (3,574,508)
                                             --------     --------     ----------     ----------     ----------         ------------
Financing activities:
  Sale of common stock less expenses               -             -              -              -              -          26,342,205
  Shares issued upon exercise of options           -             -              -              -         11,250             884,249
  Sale of shares by subsidiary                     -             -              -              -              -             750,000
  Sale of subsidiary shares                        -             -              -              -        240,000           3,720,000
                                             --------     --------     ----------     ----------     ----------         ------------
Net cash provided by financing activities          -             -              -              -        251,250          31,696,454
                                             --------     --------     ----------     ----------     ----------         ------------
Net increase (decrease) in cash and cash
  Equivalents                               (154,760)      903,186        598,644       (263,853)      (107,997)            496,364
Cash and cash equivalents at beginning of
  Period                                     651,124        52,480         52,480        316,333        424,330                   -
                                             --------     --------     ----------     ----------     ----------         ------------
Cash and cash equivalents at end of period  $496,364      $955,666       $651,124        $52,480      $ 316,333            $496,364
                                            =========     ========     ==========     ==========     ==========         ============
                             See accompanying notes.

                     COASTAL CARIBBEAN OILS & MINERALS, LTD.
                             (A Bermuda Corporation)
                           A Development Stage Company

                     CONSOLIDATED STATEMENT OF COMMON STOCK
                       AND CAPITAL IN EXCESS OF PAR VALUE
                           (Expressed in U.S. dollars)
               From inception (January 31, 1953) to June 30, 2000
           (Information subsequent to December 31, 1999 is unaudited)

                                                                                                                       Capital in
                                                                       Number of                 Common                  Excess
                                                                         Shares                  Stock                of Par Value
Shares issued for net assets and unrecovered costs
   at inception                                                          5,790,210              $  579,021             $ 1,542,868
Shares issued upon sales of common stock                                26,829,486               3,224,014              16,818,844
Shares issued upon exercise of stock options                               510,000                  59,739                 799,760
Market value ($2.375 per share) of shares issued in
  1953 to acquire an investment                                             54,538                   5,454                 124,074
Shares issued in 1953 in exchange for 1/3rd of a 1/60th
  overriding royalty (sold in prior year) in nonproducing
  leases of Coastal Petroleum                                               84,210                   8,421                       -
Market value of shares issued for services rendered
  during the period 1954-1966                                               95,188                   9,673                 109,827
Net transfers to restate the par value of common stock
  outstanding in 1962 and 1970 to $0.12 per share                                -                 117,314               (117,314)
Increase in Company's investment (equity) due to
  capital transactions of Coastal Petroleum in 1976                              -                       -                 117,025
                                                                        ----------               ---------              ----------
Balance at December 31, 1990                                            33,363,632               4,003,636              19,395,084
Sale of subsidiary shares                                                        -                       -                 300,000
                                                                        ----------               ---------              ----------
Balance at December 31, 1991                                            33,363,632               4,003,636              19,695,084
Sale of subsidiary shares                                                        -                       -                 390,000
                                                                        ----------               ---------              ----------
Balance at December 31, 1992                                            33,363,632               4,003,636              20,085,084
Sale of subsidiary shares                                                        -                       -               1,080,000
                                                                        ----------               ---------              ----------
Balance at December 31, 1993                                            33,363,632               4,003,636              21,165,084
Sale of subsidiary shares                                                        -                       -                 630,000
                                                                        ----------               ---------              ----------
Balance at December 31, 1994                                            33,363,632               4,003,636              21,795,084
Sale of subsidiary shares                                                        -                       -                 600,000
                                                                        ----------               ---------              ----------
Balance at December 31, 1995                                            33,363,632               4,003,636              22,395,084
Sale of common stock                                                     6,672,726                 800,727               5,555,599
Sale of subsidiary shares                                                        -                       -                 480,000
Exercise of stock options                                                   10,000                   1,200                  12,300
                                                                        ----------               ---------              ----------
Balance at December 31, 1996                                            40,046,358               4,805,563              28,442,983
Sale of subsidiary shares                                                        -                       -                 240,000
Exercise of stock options                                                   10,000                   1,200                  10,050
                                                                        ----------               ---------              ----------
Balance at December 31, 1997, 1998, 1999 and June 30, 2000              40,056,358              $4,806,763             $28,693,033
                                                                        ==========              ==========             ===========


                             See accompanying notes.

                     COASTAL CARIBBEAN OILS & MINERALS, LTD.
                   Notes to Consolidated Financial Statements
                                December 31, 1999
          (Information at June 30, 2000 and 1999 and for the six months then ended is unaudited)

1.       Summary of significant accounting policies

Consolidation

         The accompanying consolidated financial statements include the accounts of Coastal Caribbean Oils & Minerals, Ltd. ("Coastal Caribbean") and its majority owned subsidiary, Coastal Petroleum Company ("Coastal Petroleum"), hereinafter referred to collectively as the Company. The Company, which is engaged in a single industry and segment, is considered to be a development stage company since its exploration for oil, gas and minerals has not yielded any significant revenue or reserves. All intercompany transactions have been eliminated.

Unaudited Information

         The information for the periods ended June 30, 2000 and June 30, 1999 is unaudited but includes all adjustments which the Company considers necessary for a fair statement of the results for those periods. All adjustments are of a normal recurring nature.

Continuation as Going Concern

         The Company has a limited amount of working capital, has incurred recurring losses and has an accumulated deficit. Furthermore, as discussed in
Note 5, the Company believes the State of Florida has taken its properties. Coastal Petroleum is planning to commence an inverse condemnation action in the Circuit Court to be compensated for the value of its properties. The cost of that litigation would be substantial and would require the Company to obtain additional capital. There can be no assurances that funds on hand or realized or realizable on the sales of the Company's shares described in Note 6 will be sufficient to allow the Company to survive until such litigation is concluded.

         At June 30, 2000 and December 31, 1999, the Company had cash and cash equivalents of approximately $500,000 and $1.1 million, respectively. These funds are expected to be used principally to continue the litigation in which Coastal Petroleum is involved and also to pay operating and limited exploration expenses. Current working capital should be sufficient to finance the Company's operations and litigation through December 31, 2000. Effective July 1, 2000, certain of the Company's officers and legal counsel agreed to defer 50% of their salaries and fees until the Company's financial position improves.

         In order to continue the litigation and operate the Company beyond the year 2000, the Company believes it will be necessary to obtain additional capital. If the Company is unsuccessful in obtaining additional capital or the time necessary to obtain such funds is unduly protracted, then the Company will likely have insufficient funds to continue operations and the Company will be unable to continue as a going concern.

Cash and Cash Equivalents

         The Company considers all highly liquid short-term investments with maturities of three months or less at the date of acquisition to be cash equivalents. Cash and cash equivalents are carried at cost which approximates market value. The components of cash and cash equivalents are as follows:

                                                                     June 30,                            December 31,
------------------------------------------------------------------------------------------------------------------------------------
                                                                      2000                      1999                     1998
Cash                                                                $101,669                  $ 59,061                  $52,480
Short term investments                                               394,695                   592,063                        -
                                                                    --------                  --------                  -------
                                                                    $496,364                  $651,124                  $52,480
                                                                    ========                  ========                  =======
------------------------------------------------------------------------------------------------------------------------------------

Use of Estimates

         The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The outcome of the litigation and the ability to develop the Company's oil and gas properties will have a significant effect on the Company's financial position and results of operations. Actual results could differ from those estimates.

Unproved Oil and Gas Properties

         The Company follows the full cost method of accounting for its oil and gas properties. All costs, whether successful or unsuccessful, associated with property acquisition, exploration and development activities are capitalized. Since the Company's properties are undeveloped and nonproducing, capitalized costs are not being amortized.

         The Company does not expect to amortize these costs until there is production from the properties. Production cannot begin until several events occur because the Company must: (1) obtain state and federal drilling permits
(2) finance the drilling of an exploratory well, either with internal resources or by securing one or more partners in the drilling activity, (3) discover commercial quantities of oil and/or gas, and (4) finance and begin a production program. The Company cannot predict if or when any of these events may occur; however, the Company expects that under the most favorable circumstances production would not begin before 2002. If the Company obtains the permits to drill, the total cost of drilling an exploration well is currently estimated to be approximately $5.5 million. The Company does not currently have assets sufficient to fund all of this cost and would be required to seek debt or equity financing from public or private sources to drill the exploration well, if a permit were granted. If oil and/or gas is discovered in commercial quantities, a production program would require additional permitting and construction of production, storage and delivery systems. The Company would be required to seek additional financing to fund these development activities.

         The Company assesses whether its unproved properties are impaired on a periodic basis. This assessment is based upon work completed on the properties to date, the expiration date of its leases and technical data from the properties and adjacent areas. These properties are subject to extensive litigation with the State of Florida. Although the property interests may be impaired by the actions taken by the State, the likelihood of loss with respect to the recorded costs of the leasehold interests is not probable. (See Note 5 "Litigation".) Based on the exploration activities on the properties completed to date, the exploration and development activities of others in the Gulf of Mexico and the laws applicable to the taking of property, the Company expects to recover its $4.8 million of capitalized costs. However, there can be no assurance that it will be successful and that costs associated with these properties will be realized.

Sale of Subsidiary Shares

         All amounts realized from the sale of Coastal Petroleum shares have been credited to capital in excess of par value.

Earnings Per Share

         Earnings per common share is based upon the weighted average number of common and common equivalent shares outstanding during the period. The Company's basic and diluted calculations of EPS are the same because the exercise of options is not assumed in calculating diluted EPS, as the result would be anti-dilutive (the Company has continuing losses).

Financial Instruments

         The carrying value for cash and cash equivalents, accounts receivable, marketable securities and accounts payable approximates fair value based on anticipated cash flows and current market conditions.

     In June 1998, FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS No. 133"). SFAS No. 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The statement requires all derivatives to be recognized on the balance sheet at fair value and establishes standards for the recognition of changes in such fair value. SFAS No. 133 is effective for the Company's 2001 fiscal year. Because the Company does not currently use derivatives, the adoption of SFAS No. 133 will not have a significant effect on earnings or the financial condition of the Company.

2.       Coastal Petroleum Company - Minority Interests

         In 1992, Coastal Caribbean granted Lykes Minerals Corp. ("Lykes"), a wholly owned subsidiary of Lykes Bros. Inc., an option to acquire 78 shares of Coastal Petroleum at $40,000 per share. Lykes exercised all of its options to purchase Coastal Petroleum shares at a total cost of $3,120,000 and at June 30, 2000, December 31, 1999 and 1998, held 26.7% of Coastal Petroleum.

         The Lykes agreement provides that Lykes is entitled to exchange each Coastal Petroleum share for 100,000 Coastal Caribbean shares, subject to adjustment for dilution and other factors. If fully exercised, that entitlement would leave Lykes with about 16% of Coastal Caribbean's outstanding shares. Lykes also has the right to exchange Coastal Petroleum shares for overriding royalty interests in Coastal Petroleum's properties. If Lykes were to exchange its 26.7% interest in Coastal Petroleum for a royalty interest, its overriding royalty interest in Coastal Petroleum's working-interest acreage would be 3.3%.


         As of June 30, 2000, December 31, 1999 and 1998, Coastal Petroleum shares were owned as follows:

                                             Shares                         %
         Coastal Caribbean                    173                         59.3
         Lykes                                 78                         26.7
         Others                                41                         14.0
                                              ---                        -----
                                              292                        100.0
                                              ===                        =====

         Coastal Caribbean has been making loans to Coastal Petroleum in order for Coastal Petroleum to continue the Florida Litigation and pay its operating expenses. At June 30, 2000, the amount of these loans totaled $18,577,207 and the accumulated interest on the loans totaled $3,595,173for a total indebtedness of $22,172,380.

3.       Marketable Securities

         At June 30, 2000, there were no marketable securities with maturity dates of more than three months. At December 31, 1999 the following marketable securities were available for sale because of the Company's capital requirements:

                                                                    Maturity             Carrying
               Security                       Par Value               Date                 Value            Fair Value
Connecticut   State  Serial  A  Taxable
Bond  6.25%                                    $400,000          July 1, 2003             $390,941            $390,941
                                               ========                                   ========            ========

         At  December  31,  1998,  the  Company  had  the  following  marketable securities held until maturity:
                                                                    Maturity             Carrying
               Security                       Par Value               Date                 Value            Fair Value
Short-term securities
Federal Home Loan Bank                         $150,000          Jan. 6, 1999             $147,091            $149,912
Federal Home Loan Bank                          500,000          Feb. 22, 1999             486,422             489,938
Federal Home Loan Bank                          200,000          May 11, 1999              195,326             195,550
                                               --------                                   --------            --------
Total                                          $850,000                                   $828,839            $835,400
                                               ========                                   ========            ========
Long-term securities
Federal Home Loan Bank                       $1,300,000          Jan. 28, 2000          $1,300,000          $1,300,403
                                              ========                                   ========            ========

4.       Unproved oil, gas and mineral properties

         Coastal Petroleum holds three unproved and nonproducing oil, gas and mineral leases granted by the Trustees of the Internal Improvement Fund of the State of Florida (the "Trustees"). These leases cover submerged and unsubmerged lands, principally along the Florida Gulf Coast, and certain inland lakes and rivers throughout the State.
         The two leases bordering the Gulf Coast have been divided into three areas, each running the entire length of the coastline from Apalachicola Bay to the Naples area. Coastal Petroleum has certain royalty interests in the inner area, no interest in the middle area and has a 100% working interest in the outside area.

         Coastal Petroleum also has a 100% working interest in Lake Okeechobee, and a royalty interest in other areas. Coastal Petroleum has agreed not to conduct exploration, drilling, or mining operations on said lake, except with prior approval of the Trustees.

         The three leases have a term of 40 years from January 6, 1976 and require the payment of annual lease rentals of $59,247; if oil, gas or minerals are being produced in economically sustainable quantities at January 6, 2016, these operations will be allowed to continue until they become uneconomic. The drilling requirements are governed by Chapter 20680, Laws of Florida, Acts of 1941. The Company believes that it is current in fulfilling its drilling requirements. During July 1998, the Company resumed the payment of lease rentals which had been suspended during the litigation.

         The working interest areas of the three leases are subject to royalties payable to the Trustees of 12 1/2% on oil and gas, $.50 per long ton of sulfur and 10% on other minerals. The leases are subject to additional overriding royalties which aggregate 1/16th as to oil, gas and sulfur and 13/600th as to other minerals.

         During 1999, the Company capitalized approximately $24,000 ($340,000 in 1998 and $452,000 in 1997) under a program to identify potential drilling prospects. The amount of 2000 expenditures, if any, will depend on the outcome of the Florida litigation.

         The following is a summary of the cost of unproved oil, gas and mineral properties, accounted for under the full cost method, all of which are located in Florida:

                                                                             June 30,                       December 31,
                                                                               2000                  1999                  1998
Lease acquisition costs                                                     $ 914,619             $ 914,619             $ 914,619
Lease and royalty costs (principally legal fees)                              591,616               591,616               591,616
Lease rentals                                                               2,447,774             2,447,774             2,388,527
Dry hole costs                                                                587,987               587,987               587,987
Other exploratory expenses                                                  1,236,784             1,240,372             1,275,706
Salaries                                                                      466,983               466,983               466,983
                                                                            ---------             ---------             ---------
                                                                            6,245,763             6,249,351             6,225,438
                                                                            ---------             ---------             ---------
Deduct:
  Reimbursement for lease rentals and other expenses                        1,243,086             1,243,086             1,243,086
  Proceeds from relinquishment of surface rights                              246,733               246,733               246,733
                                                                            ---------             ---------             ---------
                                                                            1,489,819             1,489,819             1,489,819
                                                                            ---------             ---------             ---------
Total unproved oil, gas and mineral properties                             $4,755,944            $4,759,532            $4,735,619
                                                                            =========            ==========            ==========

5.       Litigation

          Florida Litigation

         Coastal Petroleum is currently involved in litigation with the State of Florida with regard to whether the State's denial of Coastal Petroleum's application for an oil and gas exploration drilling permit constitutes a taking of Coastal Petroleum's property for which the State must compensate Coastal Petroleum. In addition, Coastal Caribbean is a party to another action in which Coastal Caribbean claims that certain of its royalty interests have been confiscated by the State. During 2000 and 1999, the Company actively pursued the Florida Litigation.

1. Coastal Petroleum Company v. State Department of Environmental Protection, (Case No. 98-1998, First District Court of Appeal). Drilling Permit Litigation.

         In 1992, Coastal Petroleum applied to the Florida Department of Environmental Protection (the "DEP") for a permit to drill an exploratory oil and gas well off Apalachicola, Florida. The proposed well would be located in an area included within Lease 224-A. The DEP subsequently denied the application for issuance of a drilling permit for various reasons and imposed a $1.9 billion bond. Coastal Petroleum appealed the actions of the DEP to the Florida First District Court of Appeal ("Court of Appeal"). After two decisions by the Court of Appeal in favor of Coastal Petroleum, the Florida Supreme Court in July 1996 denied the DEP's petition to review an April 1996 Court of Appeal decision. The Florida Supreme Court had also refused to review an earlier Court of Appeal decision.

         On August 16, 1996, the DEP notified Coastal Petroleum that it was prepared to issue the drilling permit subject to Coastal Petroleum publishing a Notice of Intent to Issue ("Notice") the permit. The Notice allowed interested parties to request administrative hearings on the permit.

         On May 28, 1997, the Oil and Gas Drilling Bill (SB550) was enacted in Florida. The legislation requires that a surety will now be based on the projected cleanup costs and possible natural resource damage associated with offshore drilling as estimated by the DEP and as established by the Administration Commission (the "Commission") which is comprised of the Governor and Cabinet. Previously, the required surety was satisfied by a payment of $4,000 to the Mineral Trust Fund in the first year, with a maximum $30,000 per year and a payment of $1,500 per well for each subsequent year. On September 9, 1997, the State of Florida set a new surety amount of $4.25 billion as a precondition for the issuance of the drilling permit.

         On October 20, 1997, a public hearing on the permit application convened and concluded on November 6, 1997. The hearing included the Company's appeal of the $4.25 billion surety requirement. On April 8, 1998, a Florida Administrative Law Judge recommended that Coastal Petroleum was entitled to a drilling permit with the requirement of a $225 million surety. On May 13, 1998, the Commission rejected the $225 million surety and remanded the proceedings to the Administrative Law Judge with instructions to recalculate the surety amount.

         On May 26, 1998, the DEP refused to issue a permit to Coastal Petroleum to drill an offshore exploration well near St. George's Island. Coastal Petroleum appealed both the denial of the permit by the DEP and the imposition of the surety to the Court of Appeal.

         On October 6, 1999, the Court of Appeal ruled that the DEP has the authority to deny Coastal Petroleum's drilling permit for its St. George Island prospect, provided that Coastal Petroleum receives just compensation for what has been taken. The State of Florida and certain Florida environmental groups filed on November 1, 1999 a joint motion for clarification, rehearing, or certification with respect to that decision, asking the Court of Appeal, among other things, to clarify that the question of whether there has been a taking of Coastal Petroleum's leases should be determined in the Circuit Court. On June 26, 2000, the Court of Appeal denied all of the State's motions and stated that the issue of whether the denial of a permit constituted a "taking" was not before the Court. The Court declined to rule on the merits of the issue and stated that the taking issue was a matter for the Circuit Court. Coastal Petroleum intends to commence an inverse condemnation action in the Circuit Court to be compensated for the value of its property.

2. Coastal Petroleum Company v. State of Florida, Department of Environmental Protection (DOAH Case Nos. 98-1901-1912). (DCA Case 1999-2112) 12 Permit Applications.

         On February 25, 1997, Coastal Petroleum filed 12 additional applications for drilling permits. Coastal Petroleum objected to certain requests for additional data by the Florida DEP. On March 26, 1999, an administrative law judge upheld the DEP's requirements. The decision of the administrative law judge was affirmed by the First District Court of Appeal on February 29, 2000.

         In order to fully permit the Apalachicola Reef Play which includes the St. George Island prospect on October 29, 1998, Coastal Petroleum filed four additional permit applications (1310-1313). The DEP also requested additional data for these permits. Although these permits are still pending, Coastal Petroleum does not believe the DEP will ever grant these permits.

3. Cottingham v. State of Florida, (Case No. 94-768-CA-01, Circuit Court of the Second Judicial Circuit in Leon County). Coastal Caribbean Royalty Litigation.

         The offshore areas covered by Coastal Petroleum's original leases (prior to the 1976 Settlement Agreement) are subject to certain other royalty interests held by third parties, including Coastal Caribbean. Several of those third parties, including Coastal Caribbean, have instituted a separate lawsuit against the State. That lawsuit claims that the royalty holders' interests have been confiscated as a result of the State's actions discussed above and that they are entitled to compensation for that taking.

         The royalty holders were not parties to the 1976 Settlement Agreement, and the royalty holders contend that the terms of the Settlement Agreement do not insulate the State from taking claims by those royalty holders. The case is currently pending before the Circuit Court in Tallahassee. On December 2, 1999, the Circuit Court denied the State's motion to dismiss the plaintiffs' claim of inverse condemnation but dismissed several other claims. The case will now proceed to trial.

         On May 10, 2000, the State filed a motion for summary judgment but no hearing date has been set for the motion. Discovery is proceeding. A case management conference has been set by the trial judge for October 16, 2000.

         Any recovery made in the royalty holders' lawsuit would be shared among the various plaintiffs in that lawsuit, including Coastal Caribbean, but not Coastal Petroleum.

Fee Arrangements

         In connection with the Florida Litigation against the State of Florida described herein, Coastal Petroleum has agreed to pay the following firms, in addition to their charges on a time spent basis, a total of 5.25 % in contingent fees based upon any net recovery from execution on or satisfaction of judgment or from settlement of such lawsuit as follows:
                                                        Percent of net recovery
                  Robert J. Angerer                              1.50
                  Other counsel                                  3.75
                                                                 ----
                  Total                                          5.25
                                                                 ====
     In addition, Coastal Petroleum has agreed to pay Gaylord Merlin Ludovici Diaz & Bain, a Tampa, Florida law firm a contingent fee pursuant to a formula in the event that any statutory fee which may be awarded by the court does not exceed the agreed upon formula fee.

        Coastal Petroleum has also assigned 3.4% of net recoveries from the Florida Litigation to its officers and others.

Uncertainty

     At June 30, 2000 and December 31, 1999, the amount of unproved oil, gas and mineral properties totaled $4.8 million which costs the Company expects to recover. But, no assurances can be given that Coastal Petroleum or Coastal Caribbean will prevail on any of the issues set forth above, that they will recover compensation for any of their claims, or that a drilling permit will be granted. In addition, even if Coastal Petroleum were to prevail on any or all of the issues to be decided, no assurance can be given that Coastal Caribbean or Coastal Petroleum will have sufficient financial resources to survive until such decisions become final or to drill any wells for which permits are received. There is also no assurance that any wells drilled will be successful and lead to production of any oil or gas in commercial quantities.

6.       Common Stock

         The Company's Bye-Law No. 1 provides that any matter to be voted upon must be approved not only by a majority of the shares voted at such meeting, but also by a majority in number of the shareholders present in person or by proxy and entitled to vote thereon.

         The Company has been financing its operations primarily from sales of its common stock and sales of shares of Coastal Petroleum (See Note 2).

         On May 10, 2000, the Company filed a registration statement with the Securities and Exchange Commission for a proposed offering of its common stock to its shareholders. The costs incurred relating to the preparation of the registration statement totaling $60,150 at June 30, 2000 are included in other assets.

         The following represents shares issued upon sales of common stock:

                           Number of                                            Capital in Excess
                             Shares                           Capital Stock     of Par Value
         1953              300,000                            $ 30,000          $ 654,000
         1954               53,000                               5,300            114,265
         1955               67,000                               6,700            137,937
         1956               77,100                               7,710            139,548
         1957               95,400                               9,540            152,492
         1958              180,884                              18,088            207,135
         1959              123,011                              12,301            160,751
         1960              134,300                              13,430            131,431
         1961              127,500                              12,750             94,077
         1962                9,900                                 990              8,036
         1963              168,200                              23,548             12,041
         1964              331,800                              46,452             45,044
         1965              435,200                              60,928            442,391
         1966              187,000                              26,180            194,187
         1967              193,954                              27,153            249,608
         1968               67,500                               9,450            127,468
         1969                8,200                               1,148             13,532
         1970              274,600                              32,952            117,154
         1971              299,000                              35,880             99,202
         1972              462,600                              55,512            126,185
         1973              619,800                              74,376            251,202
         1974              398,300                              47,796             60,007
         1975                    -                                   -            (52,618)
         1976                    -                                   -             (8,200)
         1977              850,000                             102,000          1,682,706
         1978               90,797                              10,896            158,343
         1979            1,065,943                             127,914          4,124,063
         1980              179,831                              21,580            826,763
         1981               30,600                               3,672            159,360
         1983            5,318,862                             638,263          1,814,642
         1985                    -                                   -            (36,220)
         1986            6,228,143                             747,378          2,178,471
         1987            4,152,095                             498,251          2,407,522
         1990            4,298,966                             515,876             26,319
         1996            6,672,726                             800,727          5,555,599
                        ----------                          ----------        -----------
                        33,502,212                          $4,024,741        $22,374,443
                        ==========                          ==========        ===========

         The following represents shares issued upon exercise of stock options:

         1955               73,000                           $ 7,300          $175,200
         1978                7,000                               840             6,160
         1979              213,570                            25,628           265,619
         1980               76,830                             9,219           125,233
         1981              139,600                            16,752           227,548
         1996               10,000                             1,200            12,300
         1997               10,000                             1,200            10,050
                          ----------                       ----------        -----------
                           530,000                           $62,139          $822,110
                          ==========                       ==========        ===========

        Coastal Caribbean has reserved 7,800,000 shares of its common stock which may be issued in exchange for Coastal Petroleum shares, as described in Note 2.

7.       Stock Option Plan

         The Company has elected to follow  Accounting  Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related Interpretations in accounting for its stock options because the alternative fair value accounting provided under FASB Statement No. 123, "Accounting for Stock
Based Compensation," requires use of option valuation models that were not developed for use in valuing stock options. Under APB No. 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

         During 1995, the Company adopted a Stock Option Plan covering 1,000,000 shares of the Company's common stock. Options are normally immediately exercisable and issued for a period of five years. On March 6, 2000, five year options to purchase 302,000 shares of the Company's common stock at $1.125 per share expired without bring exercised. On March 24, 2000, ten year options to purchase 700,000 shares of the Company's common stock at $.91 per share were granted to directors, officers and legal counsel of the Company. All of the options were vested and exercisable. The Company recorded a charge to legal expense in the amount of $75,000 in connection with the issuance of such grants. As of June 30, 2000, options to purchase 20,000 shares of common stock have been exercised. Options to purchase 225,000 shares of common stock expire in 2003 and options to purchase 700,000 shares of common stock expire in 2010. The following table summarizes stock option activity:

                                                                  Number of Shares           Exercise Price ($)
Outstanding and exercisable at December 31, 1996                       372,000                      1.13
     Exercised                                                        (10,000)                      1.13
                                                                       -------
Outstanding and exercisable at December 31, 1997                       362,000                      1.13
     Granted                                                           225,000                     2.625
                                                                       -------
Outstanding and exercisable at December 31, 1998                       587,000                   1.13-2.625
     Expired                                                          (60,000)                      1.13
                                                                       -------
Outstanding and exercisable at December 31, 1999                       527,000                      1.13
     Expired                                                          (302,000)                      .91
     Granted                                                           700,000                    .94-2.625
                                                                       -------
Outstanding and exercisable at June 30, 2000                           925,000             (1.33 weighted average)

                                                                       =======
Available for grant at June 30, 2000                                   55,000
                                                                       =======

         Pro forma information regarding net income and earnings per share is required by FASB Statement No. 123, and has been determined as if the Company had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option-pricing model.

         Option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The assumptions used in the valuation model were: risk free interest rate - 5.45%, expected life - 5 years, expected volatility - .707 and expected dividend - 0.

         Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

         For the purpose of pro forma disclosures, the estimated fair value of the stock options is expensed in the year of grant since the options are immediately exercisable. The Company's pro forma information follows:

                                                                          Amount                   Per Share
Net loss as reported - December 31, 1998                               $(1,154,681)                 $(.03)
Stock option expense                                                      (369,000)                 $(.01)
                                                                         ----------                 ------
Pro forma net loss                                                      (1,523,681)                 $(.04)
                                                                         ==========                ========

8.       Income taxes

         Bermuda currently imposes no taxes on corporate income or capital gains outside of Bermuda. The Company's subsidiary, Coastal Petroleum, has U.S. net operating loss carry forwards for federal and state tax purposes, which may be used to reduce its taxable income, if any, during future years which aggregated approximately $12,077,000 at December 31, 1999 ($11,806,000 at December 31,
1998) and expire in varying amounts from 1999 through 2019. For financial reporting purposes, a valuation allowance has been recognized to offset the deferred tax assets relating to those carry forwards. Significant components of the Company's deferred tax assets were as follows:

                                                                       1999                          1998
Net operating losses                                                $4,544,000                    $4,443,000
Deferred intercompany interest deduction                             1,109,000                       652,000
                                                                     ---------                     ---------
Total deferred tax assets                                            5,653,000                     5,095,000
Valuation allowance                                                 (5,653,000)                   (5,095,000)
                                                                     ---------                     ---------
Net deferred tax assets                                             $        -                    $        -
                                                                     ==========                    ==========


9.       Related parties

         G&O'D INC provides accounting and administrative services and office facilities and support staff to the Company. G&O'D INC is owned by James R. Joyce, Treasurer and Assistant Secretary. During 1999, 1998 and 1997, G&O'D INC billed fees of $144,495, $160,764 and $172,160, respectively. During the six months ended June 30, 2000, G&O'D billed fees in the amount of $79,543.

Prospective investors may rely only on the information contained in this prospectus. Coastal Caribbean Oils & Minerals, Ltd., has not authorized anyone to provide any other information. This prospectus is not an offer to sell to - nor is it seeking an offer to buy these securities from - any person in any jurisdiction where the offer and sale is not permitted. The information here is accurate only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

No action is being taken in any jurisdiction outside the United States to permit a pubic offering of the common stock or possession or distribution of this prospectus in any such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe the restrictions of that jurisdiction related to this offering and the distribution of this prospectus.









                                         COASTAL CARIBBEAN OILS & MINERALS, LTD.





                                                               __________ SHARES

                                                                Common Stock







                                                            ------------------
                                                                PROSPECTUS
                                                            ------------------








                                                               August , 2000

                                      II-7
                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

                  The following is an estimate of our expenses in connection with the issuance and distribution of the securities being registered, subject to future contingencies:

                  Registration Fees                                                    $    2,640
                  Stock Exchange Listing Fee                                                5,000
                  Printing and Engraving Expenses                                          40,000
                  Transfer Agent's and Registrar's Fees                                    60,000
                  Blue Sky Qualification Fees and Expenses                                  2,000
                  Legal and Accounting Fees and Expenses                                  165,000
                  Miscellaneous                                                            25,360
                                                                                          -------
                  Total                                                                  $300,000
                                                                                          =======

Item 14. Indemnification of Directors and Officers.

                  Paragraph 161 of Coastal Caribbean's Bye-Laws contains the following provisions respecting indemnification:

                  161. (1) The Directors, Secretary and other officers and each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company or as a Director, officer, employee or agent of another company, corporation, partnership, joint venture, trust or other enterprise and every Auditor for the time being of the Company and the liquidator or trustees (if any) for the time being acting in relation to any of the affairs of the Company and everyone of them, and every one of their heirs, executors, administrators and estates, shall be indemnified and secured harmless out of the assets and profits of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their or any of their heirs, executors, administrators or estates, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, in their respective offices or trusts; and none of them shall be answerable for the acts, receipts, neglects or defaults of the other or others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; PROVIDED THAT this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons. Subject to the provisions of the Act and without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Bye-law. Any repeal or modification of this Bye-law shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

                           (2) Each  Member and the  Company  agree to waive any
                  claim or right of action he or it might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action, in the performance of his duties, or supposed duties, with or for the Company; PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director. Any repeal or modification of this Bye-law shall not adversely affect any right or protection of a Director of the Company existing immediately prior to such repeal or modification.

         In 1987, we purchased $100,000 of directors' and officers' liability insurance coverage from an unaffiliated Bermuda company at a cost of $100,000 plus an annual $7,500 service fee during the period of the policy. During June 1997, the amount of the policy was increased from $100,000 to $200,000. We are credited with investment income from the policy premium during the term of the policy and all or a portion of such premium will be refunded at the end of the policy term to the extent that no claims are made. We had been unable to obtain any other liability coverage for the Company's directors and officers.

         In recent years, the Company has been able to purchase directors' and officers' insurance coverage. The current amount of its D&O coverage is $12.2 million (including the above policy) at an annual cost of $192,000.

Item 15. Recent Sales of Unregistered Securities.

                  None.

Item 16. Exhibits and Financial Statement Schedules.

(a)      Exhibits

         Item

         1.       Underwriting agreement.

                  Not applicable.

         2. Plan of acquisition, reorganization, arrangement, liquidation or succession.

                  Not applicable.

         3.       (i)      Articles of Incorporation.

                  Memorandum of Association as amended on June 30, 1982, May 14, 1985 and April 7, 1988, filed as Exhibit 3(a) to Report on Form 10-K for the year ended December 31, 1998 are incorporated herein by reference.

                  (ii)     Bye-Laws.

                  Bye-Laws of the Company are incorporated by reference to Exhibit A of the Company's Schedule 14(a) Proxy Statement filed on May 13, 1997.

         4. Instruments defining the rights of security holders, including indentures.

                  None.

         5.       Opinion re legality.

                  Form of Opinion of Conyers Dill & Pearman filed herein.

         8.       Opinion re tax matters.

                  Not applicable.

         9.       Voting trust agreement

                  Not applicable.

         10.      Material contracts.

                  (a) Drilling Lease No. 224-A, as modified, between the Trustees of the Internal Improvement Fund of the State of Florida and Coastal Petroleum Company dated February 27, 1947 filed as Exhibit 10(a) to Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

                  (b) Drilling Lease No. 224-B, as modified, between the Trustees of the Internal Improvement Fund of the State of Florida and Coastal Petroleum Company dated February 27, 1947 filed as Exhibit 10(b) to Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

                  (c) Drilling Lease No. 248, as modified, between the Trustees of the Internal Improvement Fund of the State of Florida and Coastal Petroleum Company dated February 27, 1947 filed as Exhibit 10(c) to Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

                  (d) Memorandum of Settlement dated January 6, 1976 between Coastal Petroleum Company and the State of Florida filed as Exhibit 10(d) to Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

                  (e) Agreement between the Company and Coastal Petroleum dated December 3, 1991 filed as Exhibit 10(e) to Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

                  (f) Agreement between Lykes Minerals Corp. and Coastal Caribbean and Coastal Petroleum dated October 16, 1992 filed as Exhibit 10(f) to Report on Form 10-K for the year ended December 31, 1998 is incorporated herein by reference.

                  (g) Stock Option Plan adopted March 7, 1995 filed as Exhibit 4A to Form S-8 dated July 28, 1995 is incorporated herein by reference.


         11.      Statement re computation of per share earnings.

                  See Consolidated Financial Statements.

         12.      Statement re computation of ratios.

                  None.

         15.      Letter re unaudited interim financial statements.

                  None.

         16.      Letter re change in certifying accountant.

                  Not applicable.

         21.      Subsidiaries of the registrant.

                  The Company has one subsidiary, Coastal Petroleum Company, a Florida corporation which is 59 1/4 % owned.


         23.      Consent of experts and counsel.

                  Ernst & Young LLP - filed herein. Conyers Dill & Pearman - filed herein. Murtha Cullina LLP- filed herein. Angerer & Angerer - filed herein.

         24.      Power of attorney.

                  Powers of attorney of Graham B. Collis, Nicholas B. Dill, Benjamin W. Heath, John D. Monroe, and Phillip W. Ware were previously on May 10, 2000.

         25.      Statement of eligibility of trustee.

                  Not applicable.

         26.      Invitations for competitive bids.

                  Not applicable.

         27.      Financial Data Schedule

                  Filed herein.

         99.      Additional exhibits

                  Rights Offering Documents

                  99.1 Form of subscription  card - previously  filed on May 10,
                       2000
                  99.2 Instructions for Purchasing Stock - previously filed
                       on May 10, 2000
                  99.3 Offering cover letter - previously filed on May 10, 2000

                  99.4 The decision Coastal Petroleum Company v. Florida Wildlife Federation et al. of the First District Court of Appeal dated October 6, 1999 that Florida's Department of Environmental Protection has the authority to deny Coastal Petroleum Company's drilling permit for its St. George Island prospect, provided that Coastal receives just compensation for what was taken is incorporated by reference to Exhibit 99(a) to the Company's Current Report on Form 8-K filed on October 7, 1999.

                  99.5 The decision Coastal Petroleum Company v. Florida Wildlife Federation et al. of the First District Court of Appeal dated June 26, 2000 is incorporated by reference to Exhibit 99(a) to the Company's
Current Report on Form 8-K filed on June 28, 2000.


(b)      Financial Statement Schedules

         Not applicable.

Item 17. Undertakings.

         The undersigned registrants hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by either registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Newport Beach, in the State of California, on the 17th day of August, 2000.

                                         COASTAL CARIBBEAN OILS & MINERALS, LTD.
                                                      (Registrant)


                                             By /s/ Benjamin W. Heath
                                                    Benjamin W. Heath, President


         Pursuant to the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

            Name                                                    Title                      Date

(i) Principal executive officer:


     /s/Benjamin W. Heath                                 President and                        August 17, 2000
         Benjamin W. Heath                                Director


(ii) Principal financial officer:
     and controller or principal
     accounting officer:

     /s/James R. Joyce                                    Treasurer                             August 17, 2000
        James R. Joyce

(iii) A majority of the Board of
      Directors:

     /s/James R. Joyce                                                                          August 17, 2000
      James R. Joyce
      Attorney-in-Fact for:

      Graham B. Collis                                    Director
      Nicholas B. Dill                                    Director
      Benjamin W. Heath                                   Director
      John D. Monroe                                      Director
      Phillip W. Ware                                     Director

        Pursuant to the requirement of the Securities Act of 1933, the undersigned has signed this registration statement on August 17, 2000.

                                                  /s/James R. Joyce
                                                     James R. Joyce
                                                     Authorized Representative
                                                     in the United States

                                INDEX OF EXHIBITS


              Item Number                       Description

                   5         Form of Opinion of Counsel - Conyers Dill & Pearman

                 23.1                 Consent of Ernst & Young LLP
                 23.2                 Consent of Conyers Dill & Pearman
                 23.3                 Consent of Murtha Cullina LLP
                 23.4                 Consent of Angerer & Angerer